As filed with the Securities and Exchange Commission on April 28, 2004

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                 DELAWARE                      ELITE FLIGHT SOLUTIONS, INC.                     26-0003788
      (State or Other Jurisdiction of             (Formerly Carcorp USA            (I.R.S. Employer Identification No.)
               Incorporation                           Corporation)
             or Organization)                   (Name of Registrant in Our
                                                         Charter)
                                                                                             MICHELLE MATHIS

    8191 NORTH TAMIAMI TRAIL, SUITE B-2                    4581                    8191 NORTH TAMIAMI TRAIL, SUITE B-2
          SARASOTA, FLORIDA 34243              (Primary Standard Industrial              SARASOTA, FLORIDA 34243
              (941) 343-9966                   Classification Code Number)                    (941) 343-9966
(Address and telephone number of Principal
 Executive Offices and Principal Place of                                         (Name, address and telephone number of
                 Business)                                                                  agent for service)
                                                        Copies to:

                   Clayton E. Parker, Esq.                                              Christopher K. Davies, Esq.
                  Kirkpatrick & Lockhart LLP                                            Kirkpatrick & Lockhart LLP
            201 S. Biscayne Boulevard, Suite 2000                                  201 S. Biscayne Boulevard, Suite 2000
                     Miami, Florida 33131                                                  Miami, Florida 33131
                        (305) 539-3300                                                        (305) 539-3300
                Telecopier No.: (305) 358-7095                                        Telecopier No.: (305) 358-7095

         Approximate date of commencement of proposed sale to the public: AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. |X|

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|


                         CALCULATION OF REGISTRATION FEE
====================================================================================================================================
                                                                                              PROPOSED MAXIMUM
                                                                        PROPOSED MAXIMUM         AGGREGATE             AMOUNT OF
            TITLE OF EACH CLASS OF               AMOUNT TO BE            OFFERING PRICE           OFFERING           REGISTRATION
         SECURITIES TO BE REGISTERED              REGISTERED             PER SHARE (1)           PRICE (1)                FEE
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.001 per share      705,167,271 shares (2)          $0.02           $14,103,345.42          $1,786.47
------------------------------------------------------------------------------------------------------------------------------------
TOTAL                                         705,167,271 shares (2)          $0.02           $14,103,345.42          $1,786.47
====================================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933. For the purposes of this table, we have used the average of the closing bid and asked prices as of a recent date.

(2)   Of these shares, 403,776,877 are being registered under the Equity Line of
      Credit  and  278,125,000  are  being   registered  under  the  convertible
      debentures.

                               ------------------

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                                   PROSPECTUS

                                     Subject to completion, dated April 28, 2004


                          ELITE FLIGHT SOLUTIONS, INC.
                       705,167,271 SHARES OF COMMON STOCK

         This prospectus relates to the sale of up to 712,567,271 shares of Elite Flight Solutions, Inc.'s ("Elite Flight") common stock by certain persons who are stockholders of Elite Flight and Cornell Capital Partners, L.P. ("Cornell Capital Partners") who is beneficially a stockholder of Elite Flight. Please refer to "Selling Stockholders" beginning on page 11. Elite Flight is not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. Elite Flight will, however, receive proceeds from the sale of common stock under the Equity Line of Credit Agreement, which was entered into between Elite Flight and Cornell Capital Partners, and no other stockholders. All costs associated with this registration will be borne by Elite Flight. Elite Flight has agreed to allow Cornell Capital Partners to retain 6% of the proceeds raised under the Equity Line of Credit Agreement that is more fully described below.

         The shares of common stock are being offered for sale by the selling stockholders at prices established on the Over-the-Counter Bulletin Board during the term of this offering. On April 22, 2004, the last reported sale price of our common stock was $0.02 per share. Our common stock is quoted on the Over-the-Counter Bulletin Board under the symbol "EFLT." These prices will fluctuate based on the demand for the shares of common stock.

         The selling stockholders consist of Cornell Capital Partners, who intends to sell up to 681,901,877 shares of common stock, 403,776,877 of which are under the Equity Line of Credit and 278,125,000 are under convertible debentures, Amber Run, LLC, who intends to sell up to 3,689,924 shares of common stock, and Funding Enterprises, Inc., who intends to sell up to 19,575,470 shares of common stock.

         Cornell Capital Partners is an "underwriter" within the meaning of the Securities Act of 1933 in connection with the sale of the 403,776,877 shares of common stock under the Equity Line of Credit Agreement. Cornell Capital Partners will pay Elite Flight 95% of, or a 5% discount to, the lowest closing bid price of the common stock during the five consecutive trading day period immediately following the notice date. In addition, Cornell Capital Partners will retain 6% of each advance under the Equity Line of Credit.

         On January 26, 2004, Cornell Capital Partners also purchased $890,000 of secured convertible debentures from the Company. The debentures are convertible at the option of Cornell Capital Partners any time up to maturity at a conversion price equal to the lower of (i) an amount equal to 120% of the volume weighted average price of the Company's common stock on January 26, 2004 or (ii) 80% of the lowest daily volume weighted average price of the common stock for the five trading days immediately preceding the conversion date. The debentures are secured by all of the assets of Elite Flight. The debentures have a two-year term and accrue interest at a rate of 5% per year. Cornell Capital Partners purchased the secured convertible debentures from Elite Flight in a private placement.

         Brokers or dealers effecting transactions in these shares should confirm that the shares are registered under the applicable state law or that an exemption from registration is available.

         THESE SECURITIES ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK.

         PLEASE REFER TO "RISK FACTORS" BEGINNING ON PAGE 5.

         With  the  exception  of  Cornell   Capital   Partners,   which  is  an
"underwriter" within the meaning of the Securities Act of 1933, no other underwriter or person has been engaged to facilitate the sale of shares of common stock in this offering. This offering will terminate twelve months after the accompanying registration statement is declared effective by the Securities and Exchange Commission. None of the proceeds from the sale of stock by the selling stockholders will be placed in escrow, trust or any similar account.

         THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. NEITHER THE SELLING STOCKHOLDERS NOR WE MAY SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                 The date of this prospectus is April ____, 2004.

                                TABLE OF CONTENTS

PROSPECTUS SUMMARY...............................................................................................1
THE OFFERING.....................................................................................................2
RISK FACTORS.....................................................................................................5
FORWARD-LOOKING STATEMENTS......................................................................................10
SELLING STOCKHOLDERS............................................................................................11
USE OF PROCEEDS.................................................................................................13
DILUTION........................................................................................................14
EQUITY LINE OF CREDIT...........................................................................................15
PLAN OF DISTRIBUTION............................................................................................17
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS...........................19
DESCRIPTION OF BUSINESS.........................................................................................24
MANAGEMENT......................................................................................................27
DESCRIPTION OF PROPERTY.........................................................................................29
LEGAL PROCEEDINGS...............................................................................................29
PRINCIPAL STOCKHOLDERS..........................................................................................30
MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S  COMMON EQUITY AND OTHER STOCKHOLDER MATTERS..................31
DESCRIPTION OF SECURITIES.......................................................................................32
EXPERTS.........................................................................................................33
LEGAL MATTERS...................................................................................................33
HOW TO GET MORE INFORMATION.....................................................................................33
PART II INFORMATION NOT REQUIRED IN PROSPECTUS................................................................II-1
EXHIBIT 5.1..................................................................................................5.1-1
EXHIBIT 23.2................................................................................................23.2-1
FINANCIAL STATEMENTS...........................................................................................F-1

                               PROSPECTUS SUMMARY

         Elite Flight is a holding company that operates through its wholly-owned subsidiary "FlyJets.Biz," which has five operating units: (1) Aircraft Acquisitions and Sales; (2) Charter and Aircraft Management; (3) Contracted Services; and (4) Maintenance, Fuels and Parts Sales; and (5) Air Ambulance Services. While Elite Flight has a limited operating history of less than two years, Elite Flight believes that it can ramp up operations in each of its five areas of operation and believes it can successfully compete for customers in these market areas.

ABOUT US

         Our principal office is located at 8191 North Tamiami Trail, Suite B-2, Sarasota, Florida 34243. Our telephone number is (941) 343-9966.

                                  THE OFFERING

         This offering relates to the sale of common stock by certain persons who are, or are beneficially deemed to be, stockholders of Elite Flight. The selling stockholders include Cornell Capital Partners, who intends to sell up to 681,901,877 shares of common stock, 403,776,877 of which are under the Equity Line of Credit and 278,125,000 are under convertible debentures. The additional selling stockholders are: Amber Run, LLC who intends to sell up to 3,689,924 shares; and Funding Enterprises, Inc., who intends to sell up to 19,575,470 shares of common stock.

         Pursuant to the Equity Line of Credit, we may, at our discretion, periodically issue and sell to Cornell Capital Partners shares of common stock for a total purchase price of $10 million. The amount of each advance is subject to a maximum advance amount of $150,000, and we may not submit any advance within seven trading days of a prior advance. Cornell Capital Partners will pay Elite Flight 95% of, or a 5% discount to, the lowest closing bid price of the common stock during the five consecutive trading day period immediately following the notice date. Of each advance made to Elite Flight, Cornell Capital Partners shall retain 6% of it. Cornell Capital Partners intends to sell any shares purchased under the Equity Line of Credit at the then prevailing market price. Prior to this registration statement, Elite Flight has previously made draws totaling $1,942,962.46 under the Equity Line of Credit, in accordance with a registration statement declared effective by the Securities and Exchange Commission on September 16, 2003. Accordingly, Elite Flight may draw the remaining $8,075,537.54 under the Equity Line of Credit.

         In addition, Cornell Capital Partners purchased $890,000 of secured convertible debentures from the Company on January 26, 2004. The debentures are convertible to shares of the Company's common stock at the option of Cornell Capital Partners any time up to maturity at a conversion price equal to the lower of (i) an amount equal to 120% of the volume weighted average price of the Company's common stock on January 26, 2004 or (ii) 80% of the lowest daily volume weighted average price of the common stock for the five trading days immediately preceding the conversion date. The debentures are secured by all of the assets of Elite Flight. The debentures have a two-year term and accrue interest at a rate of 5% per year. Cornell Capital Partners purchased the secured convertible debentures from Elite Flight in a private placement. Among other things, this prospectus relates to the shares of common stock to be issued under the Equity Line of Credit and the shares underlying the secured convertible debentures currently held by Cornell Capital Partners.

COMMON STOCK OFFERED                                             705,167,271 shares by selling stockholders

OFFERING PRICE                                                   Market price

COMMON STOCK OUTSTANDING BEFORE THE OFFERING1                    212,351,571 shares as of April 22, 2004

USE OF PROCEEDS                                                  We will not  receive any  proceeds  of the shares  offered by the selling  stockholders.  Any  proceeds we receive from the sale of common  stock under the Equity Line of Credit will be used  for  general  working  capital  purposes.  See  "Use of
                                                                 Proceeds."

RISK FACTORS                                                     The  securities  offered hereby involve a high degree of risk and immediate  substantial  dilution.  See "Risk Factors" and
                                                                 "Dilution."

OVER-THE-COUNTER BULLETIN BOARD SYMBOL                           EFLT

---------------

1 Excludes debentures convertible into up to 278,125,000 shares of common stock (assuming a conversion price equal to $0.016 for the convertible debentures), and up to 403,776,877 shares of common stock to be issued under the Equity Line of Credit. Elite Flight has no options or warrants outstanding.

                                                                      SIX MONTHS ENDED  INCEPTION THROUGH
                                                                        DECEMBER 31,        JUNE 30,
STATEMENT OF OPERATION DATA                                                 2003              2003
                                                                        -----------        -----------
                                                                        (UNAUDITED)
Revenues                                                                $ 1,883,327        $   169,358

Operating expenses:

  Salaries, wages and benefits                                              515,277             38,421
  Maintenance materials and repairs                                         518,464                 --
  Fuel expense                                                              498,270             25,565
  Aircraft lease and rental                                                 283,263            112,782
  Depreciation and amortization                                             270,900                992
  Other operating expenses                                                2,624,908            875,583
                                                                        -----------        -----------

    Total operating expenses                                              4,711,082          1,053,343
                                                                        -----------        -----------

Loss from operations                                                     (2,827,755)          (883,985)

  Interest expense                                                          331,769                 --
  Other                                                                          --              1,599
                                                                        -----------        -----------

Net loss                                                                $(3,159,524)       $  (885,584)
                                                                        ===========        ===========

Loss per common share - basic and diluted                               $     (0.05)       $     (0.04)
                                                                        ===========        ===========

Weighted average common shares outstanding - basic & diluted             63,067,070         24,782,114
                                                                        ===========        ===========


                                                                        DECEMBER 31,        JUNE 30,
BALANCE SHEET DATA                                                         2003               2003
                                                                        -----------        -----------
                                                                        (UNAUDITED)
Cash                                                                    $   372,291        $   227,772
Accounts receivable, net of allowance for doubtful accounts                 172,878             40,196
                                                                        -----------        -----------
    Total current assets                                                    545,169            267,968
                                                                        -----------        -----------

Aircraft                                                                  6,152,616                 --
Office equipment                                                             41,274             20,635
Office furniture                                                             51,539              5,198
                                                                        -----------        -----------
                                                                          6,245,429             25,833
Less accumulated depreciation                                               118,192                492
                                                                        -----------        -----------
                                                                          6,127,237             25,341
Other Assets                                                                128,365             17,040
                                                                        -----------        -----------
    Total assets                                                          6,800,771            310,349
                                                                        ===========        ===========

Notes payable and leases                                                $ 5,648,863        $        --
Accounts payable                                                          1,049,332            113,343
Accrued expenses and other current liabilities                               43,884              9,529
Loans payable                                                               249,716            112,432
Stockholder loan payable                                                    255,000             30,000
                                                                        -----------        -----------
    Total current liabilities                                             7,246,795            265,304

Convertible compensation debenture                                          300,000            590,000
Convertible debenture and equity line                                            --            250,000
                                                                        -----------        -----------
     Total liabilities                                                    7,546,795          1,105,304

Common stock; $0.001 par value, 2,000,000,000 shares authorized,
  146,120,506 shares and 38,253,009 shares issued and outstanding           146,120             38,253
Additional paid-in capital                                                3,616,264            711,876
Unamortized loan fees                                                      (463,300)          (649,500)
Treasury stock                                                                   --            (10,000)
Accumulated deficit                                                      (4,045,108)          (885,584)
                                                                        -----------        -----------
    Total stockholders' deficit                                            (746,024)          (794,955)
                                                                        -----------        -----------

    Total liabilities and stockholders' deficit                         $ 6,800,771        $   310,349
                                                                        ===========        ===========

                                  RISK FACTORS

         WE ARE SUBJECT TO VARIOUS RISKS THAT MAY MATERIALLY HARM OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS. YOU SHOULD CAREFULLY CONSIDER THE RISKS AND UNCERTAINTIES DESCRIBED BELOW AND THE OTHER INFORMATION IN THIS FILING BEFORE DECIDING TO PURCHASE OUR COMMON STOCK. IF ANY OF THESE RISKS OR UNCERTAINTIES ACTUALLY OCCURS, OUR BUSINESS, FINANCIAL CONDITION OR OPERATING RESULTS COULD BE MATERIALLY HARMED. IN THAT CASE, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE AND YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT.

                          RISKS RELATED TO OUR BUSINESS

ELITE FLIGHT HAS HISTORICALLY LOST MONEY AND LOSSES MAY CONTINUE IN THE FUTURE, WHICH MAY AFFECT OUR ABILITY TO CONTINUE OPERATIONS

         Since our inception we have not been profitable and have lost money on both a cash and non-cash basis. We had net losses of $885,584 from inception through June 30, 2003. For the six months ended December 31, 2003, we had net losses of $3,159,524. Our accumulated deficit was $4,045,108 at the end of December 31, 2003. Future losses are likely to occur, as we are dependent on spending money to pay for operations. No assurances can be given that we will be successful in reaching or maintaining profitable operations. Accordingly, we may experience liquidity and cash flow problems.

ELITE FLIGHT MAY NEED TO RAISE ADDITIONAL CAPITAL OR DEBT FUNDING TO SUSTAIN OPERATIONS

         Unless Elite Flight can become profitable with the existing sources of funds, we will require additional capital to sustain operations and we may need access to additional capital or additional debt financing to grow our sales. In addition, to the extent that we have a working capital deficit and cannot offset the deficit from profitable sales we may have to raise capital to repay the deficit and provide more working capital to permit growth in revenues. We cannot assure you that financing whether from external sources or related parties will be available if needed or on favorable terms. Our inability to obtain adequate financing will result in the need to reduce the pace of business operations. Any of these events could be materially harmful to our business and may result in a lower stock price.

         We expect to be able to continue operations for 12 months with the cash currently on hand, cash anticipated from our operations and from the Equity Line of Credit Agreement provided by Cornell Capital Partners, which was signed in June 2003. Based on our current budget assessment we believe that we may need to obtain additional debt or equity capital from one or more sources to fund operations for the next 12 months. We expect to obtain these funds from the sale of securities, including the sale of stock under the Equity Line of Credit.

AS OF DECEMBER 31, 2003, OUR CURRENT ASSETS WERE NOT SUFFICIENT TO SATISFY OUR CURRENT LIABILITIES, WHICH MAY NEGATIVELY AFFECT OUR OPERATIONS

         As of December 31, 2003, we had cash of $372,291 and current liabilities of $7,246,795. We do not have sufficient cash and other current assets to meet our current liabilities. If we are unable to meet those obligations we may have to raise more capital or debt to fund our operations.

OUR COMMON STOCK MAY BE AFFECTED BY LIMITED TRADING VOLUME AND MAY FLUCTUATE SIGNIFICANTLY, WHICH MAY NEGATIVELY AFFECT OUR STOCKHOLDERS' ABILITY TO SELL SHARES OF OUR COMMON STOCK

         Prior to this offering, there has been a limited public market for our common stock and there can be no assurance that a more active trading market for our common stock will develop. An absence of an active trading market could adversely affect our shareholders' ability to sell our common stock in short time periods, or possibly at all. Our common stock has experienced, and is likely to experience in the future, significant price and volume fluctuations, which could adversely affect the market price of our common stock without regard to our operating performance. In addition, we believe that factors such as quarterly fluctuations in our financial results and changes in the overall economy or the condition of the financial markets could cause the price of our common stock to fluctuate substantially. These fluctuations may also cause short sellers to enter the market from time to time in the belief that Elite Flight will have poor results in the future. We cannot predict the actions of market participants and, therefore, can offer no assurances that the market for our stock will be stable or appreciate over time.

OUR COMMON STOCK IS DEEMED TO BE "PENNY STOCK," WHICH MAY MAKE IT MORE DIFFICULT FOR INVESTORS TO SELL THEIR SHARES DUE TO SUITABILITY REQUIREMENTS

         Our common stock is deemed to be "penny stock" as that term is defined in Rule 3a51-1 promulgated under the Securities Exchange Act of 1934. These requirements may reduce the potential market for our common stock by reducing the number of potential investors. This may make it more difficult for investors in our common stock to sell shares to third parties or to otherwise dispose of them. This could cause our stock price to decline. Penny stocks are stock:

      o     With a price of less than $5.00 per share;

      o     That are not traded on a "recognized" national exchange;

      o Whose prices are not quoted on the NASDAQ automated quotation system (NASDAQ listed stock must still have a price of not less than $5.00 per share); or

      o In issuers with net tangible assets less than $2.0 million (if the issuer has been in continuous operation for at least three years) or $10.0 million (if in continuous operation for less than three years), or with average revenues of less than $6.0 million for the last three years.

         Broker/dealers dealing in penny stocks are required to provide potential investors with a document disclosing the risks of penny stocks. Moreover, broker/dealers are required to determine whether an investment in a penny stock is a suitable investment for a prospective investor.

WE COULD FAIL TO ATTRACT OR RETAIN OTHER KEY PERSONNEL, WHICH MAY IMPAIR OVER OPERATIONS

         On February 12, 2004, Gregory Love, our Chief Executive Officer and President, resigned from the Company. Michelle Mathis, a Director of the Company, has been appointed interim Chief Executive Officer and interim President. While Mr. Love's resignation has not had a material impact on the Company or its operations, we have other key employees that manage our operations and if we were to lose their services, senior management would be required to expend time and energy to replace them and train their replacements. This could divert management attention from operational issues. To the extent that we are smaller than our competitors and have fewer resources we may not be able to attract the sufficient number and quality of staff.

OUR LIMITED OPERATING HISTORY MAKES IT DIFFICULT OR IMPOSSIBLE TO EVALUATE OUR PERFORMANCE AND MAKE PREDICTIONS ABOUT OUR FUTURE

         Elite Flight has been in business for less than two years. Based on this limited operating history and the infancy of our aircraft chartering operations and other operation divisions, it is difficult or impossible for us to evaluate our operational and financial performance, or to make accurate predictions about our future performance. While we believe that we have refined our operational systems, there is no assurance that will be successful or well received by potential customers.

OUR  OBLIGATIONS  UNDER THE  CONVERTIBLE  DEBENTURES  ARE  SECURED BY ALL OF OUR
ASSETS

         Our obligations under the convertible debentures issued to Cornell Capital Partners are secured by all of our assets. As a result, if we default under the terms of the convertible debentures, Cornell Capital Partners could foreclose its security interest and liquidate all of the assets of Elite Flight. This would cause us to cease operations.

                          RISKS RELATED TO OUR INDUSTRY

LINGERING EFFECTS OF TERRORIST ATTACKS, WAR IN IRAQ, AND WEAK U.S. ECONOMY HAVE DEPRESSED DEMAND FOR AIR TRAVEL, PARTICULARLY BUSINESS TRAVEL

         A combination of factors has depressed the demand for overall air travel and, in particular, business travel. These factors include the lingering effects of the September 11, 2001 terrorist attacks and the war in Iraq and the weak U.S. economy. The terrorist attacks of September 11, 2001 accelerated and exacerbated an existing trend of decreased demand and reduced air travel industry revenues. Additional terrorists attacks, even if not directed at the airline industry, the fear of such attacks (which could escalate at times of international crises or U.S. military involvement in overseas hostilities), or a continuing weakness in the U.S. and global economy or other events that affect travel, particularly business travel, could have a material adverse impact on our business, financial condition and results of operations, and on the airline industry in general. While these concerns may have a greater impact on the commercial air travel industry, these concerns may also affect the private charter air travel industry, especially a weak U.S. economy.

WE ARE BEING ADVERSELY AFFECTED BY INCREASES IN FUEL PRICES

         Our air chartering operations are significantly affected by the availability and price of jet fuel. A significant increase in jet fuel prices would have a material impact on our profitability, unless these costs could be passed to consumers. Due to the competitive nature of the airline industry, our ability to pass on increased fuel prices to our customers by increasing fares is uncertain. Likewise, any potential benefit of lower fuel prices may be offset by increased fare competition and lower revenues for all air carriers.

         While we do not currently anticipate a significant reduction in fuel availability, dependency on foreign imports of crude oil and the possibility of changes in government policy on jet fuel production, transportation and marketing make it impossible to predict the future availability of jet fuel. If there are new outbreaks of hostilities or other conflicts in oil producing areas or elsewhere, there could be reductions in the production and/or importation of crude oil and/or significant increases in the cost of fuel. If there were major reductions in the availability of jet fuel or significant increases in its cost, our business, as well as that of the entire air travel industry, would be adversely affected.

OUR INSURANCE COSTS HAVE INCREASED SUBSTANTIALLY AND FURTHER INCREASES IN INSURANCE COSTS OR REDUCTIONS IN COVERAGE COULD HAVE A MATERIAL ADVERSE IMPACT ON US

         We carry insurance for public liability, passenger liability, property damage and all-risk coverage for damage to our aircraft. As a result of the September 11, 2001 terrorist attacks, aviation insurers have significantly reduced the amount of insurance coverage available to commercial air carriers for liability to persons other than employees or passengers for claims resulting from acts of terrorism, war or similar events (war-risk coverage). At the same time, they significantly increased the premiums for such coverage as well as for aviation insurance in general. If the commercial insurance carriers reduce the amount of insurance coverage available to us or significantly increase the cost of aviation insurance, our business, financial condition and results of operations would be materially adversely affected.

THE AIRLINE INDUSTRY IS FIERCELY COMPETITIVE

         We compete with national airlines, regional airlines, other charter carriers, fractional jet ownership operators, and, particularly on shorter routes, ground transportation. Most of our competitors have been in business far longer than we have, and have significantly greater financial stability and access to capital markets. There is no assurance that we will be successful in the face of this competition.

OUR BUSINESS IS SUBJECT TO EXTENSIVE GOVERNMENT REGULATION

         Aircraft operators, including charter carriers, are subject to extensive regulatory requirements that result in significant costs. For example, the Federal Aviation Administration from time to time issues directives and other regulations relating to the maintenance and operation of aircraft, and compliance with those requirements drives significant expenditures. These requirements cover, among other things, modifications to existing aircraft components, as well as maintenance issues. We expect to continue incurring expenses to comply with these requirements and other FAA regulations.

         Additional laws, regulations, taxes and airport rates and charges have been proposed from time to time that could significantly increase the cost our operations or reduce revenues. We cannot provide assurances that laws or regulations enacted in the future will not adversely affect our business.

                         RISKS RELATED TO THIS OFFERING

FUTURE SALES BY OUR STOCKHOLDERS MAY ADVERSELY AFFECT OUR STOCK PRICE AND OUR ABILITY TO RAISE FUNDS IN NEW STOCK OFFERINGS

         Sales of our common stock in the public market following this offering could lower the market price of our common stock. Sales may also make it more difficult for us to sell equity securities or equity-related securities in the future at a time and price that our management deems acceptable or at all. Of the 234,351,571 shares of common stock outstanding as of April 22, 2004, the Company has 75,970,384 shares that are, or will be, freely tradable without restriction, unless held by our "affiliates." The remaining 102,797,853 shares of common stock which will be held by existing stockholders, including the officers and directors, are "restricted securities" and may be resold in the public market only if registered or pursuant to an exemption from registration. Some of these shares may be resold under Rule 144. In addition, we have issued, or will issue, debentures convertible into up to 278,125,000 shares of common stock (assuming a conversion price equal to $0.016 for the convertible debentures).

EXISTING SHAREHOLDERS WILL EXPERIENCE SIGNIFICANT DILUTION FROM OUR SALE OF SHARES UNDER THE EQUITY LINE OF CREDIT

         The sale of shares pursuant to the Equity Line of Credit will have a dilutive impact on our stockholders. For example, if the offering occurred on April 22, 2004 at an assumed offering price of $0.02 per share, the new stockholders would experience an immediate dilution in the net tangible book value of $0.0077 per share. As a result, our net income per share could decrease in future periods, and the market price of our common stock could decline. In addition, the lower our stock price, the more shares of common stock we will have to issue under the Equity Line of Credit to draw down the full amount. If our stock price is lower, then our existing stockholders would experience greater dilution.

UNDER THE EQUITY LINE OF CREDIT CORNELL CAPITAL PARTNERS WILL PAY LESS THAN THE THEN-PREVAILING MARKET PRICE OF OUR COMMON STOCK

         The common stock to be issued under the Equity Line of Credit will be issued at a 5% discount to the lowest closing bid price for the five days immediately following the notice date of an advance. In addition, Cornell Capital Partners will retain 6% from each advance. These discounted sales could cause the price of our common stock to decline.

THE SELLING STOCKHOLDERS INTEND TO SELL THEIR SHARES OF COMMON STOCK IN THE MARKET, WHICH SALES MAY CAUSE OUR STOCK PRICE TO DECLINE

         The selling stockholders intend to sell in the public market 705,167,271 shares of common stock being registered in this offering. That means that up to 705,167,271 shares may be sold pursuant to this registration statement. Such sales may cause our stock price to decline. The officers and directors of Elite Flight and those shareholders who are significant shareholders as defined by the SEC will continue to be subject to the provisions of various insider trading and rule 144 regulations.

THE SALE OF OUR STOCK UNDER OUR EQUITY LINE COULD ENCOURAGE SHORT SALES BY THIRD PARTIES, WHICH COULD CONTRIBUTE TO THE FUTURE DECLINE OF OUR STOCK PRICE

         In many circumstances the provision of an equity line of credit for companies that are traded on the Over-the-Counter Bulletin Board has the potential to cause a significant downward pressure on the price of common stock. This is especially the case if the shares being placed into the market exceed the market's ability to take up the increased stock or if Elite Flight has not performed in such a manner to show that the equity funds raised will be used to grow Elite Flight. Such an event could place further downward pressure on the price of common stock. Under the terms of our Equity Line of Credit, Elite Flight may request numerous advances. Even if Elite Flight uses the Equity Line of Credit to grow its revenues and profits or invest in assets which are materially beneficial to Elite Flight, the opportunity exists for short sellers and others to contribute to the future decline of Elite Flight's stock price. If there are significant short sales of stock, they could cause the share price to decline even further which in turn may cause long holders of the stock to sell their shares. This affect would contribute to more sales of stock in the market. If there is an imbalance on the sell side of the market for the stock the price will decline.

         It is not possible to predict if the circumstances where by a short sales could materialize or to what the share price could drop. In some companies that have been subjected to short sales the stock price has dropped to near zero. This could happen to Elite Flight.

THE PRICE YOU PAY IN THIS OFFERING WILL FLUCTUATE AND MAY BE HIGHER OR LOWER THAN THE PRICES PAID BY OTHER PEOPLE PARTICIPATING IN THIS OFFERING

         The price in this offering will fluctuate based on the prevailing market price of the common stock on the Over-the-Counter Bulletin Board. Accordingly, the price you pay in this offering may be higher or lower than the prices paid by other people participating in this offering.

WE MAY NOT BE ABLE TO ACCESS SUFFICIENT FUNDS UNDER THE EQUITY LINE OF CREDIT WHEN NEEDED

         We are to some extent dependent on external financing to fund our operations. We expect that the Equity Line of Credit, and the additional debentures purchased by Cornell Capital Partners, will provide a significant portion of our financing requirements. No assurances can be given that such financing will be available in sufficient amounts or at all when needed, in part, because we are limited to a maximum draw down of $150,000 during any seven trading day period. In addition, based on an assumed offering price of $0.02, we will only be able to draw a total net amount of $8,075,537.54 under the Equity Line of Credit. This net amount will utilize all of the 403,776,877 shares of our common stock registered for the Equity Line of Credit under this Registration Statement. If the actual average price at which we sell shares of common stock under the Equity Line of Credit is less than $0.02, we would need to register additional shares to fully utilize the funds available under the Equity Line of Credit.

WE MAY NOT BE ABLE TO DRAW DOWN UNDER THE EQUITY LINE OF CREDIT IF THE INVESTOR HOLDS MORE THAN 9.9% OF OUR COMMON STOCK

         In the event Cornell Capital Partners holds more than 9.9% of the then-outstanding common stock of Elite Flight, we will be unable to draw down on the Equity Line of Credit. Currently, Cornell Capital Partners has beneficial ownership of 9.9% of our common stock and therefore we would not be able to draw down on the Equity Line of Credit so long as Cornell Capital Partners' beneficial ownership remains above at or above 9.9%. If Cornell Capital Partners' beneficial ownership remains above 9.9%, we would be unable to draw down on the Equity Line of Credit. A possibility exists that Cornell Capital Partners may own more than 9.9% or Elite Flight's outstanding common stock at a time when we would otherwise plan to make an advance under the Equity Line of Credit. In that event, if we are unable to obtain additional external funding or generate revenue from the sale of our products, we could be forced to curtail or cease our operations.

                           FORWARD-LOOKING STATEMENTS

         Information included or incorporated by reference in this prospectus may contain forward-looking statements. This information may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from the future results, performance or achievements expressed or implied by any forward-looking statements. Forward-looking statements, which involve assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words "may," "will," "should," "expect," "anticipate," "estimate," "believe," "intend" or "project" or the negative of these words or other variations on these words or comparable terminology.

         This prospectus contains forward-looking statements, including statements regarding, among other things, (a) our projected sales and profitability, (b) our growth strategies, (c) anticipated trends in our industry, (d) our future financing plans and (e) our anticipated needs for working capital. These statements may be found under "Management's Discussion and Analysis" and "Description of Business," as well as in this prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under "Risk Factors" and matters described in this prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this prospectus will in fact occur.

                              SELLING STOCKHOLDERS

         The following table presents information regarding the selling stockholders. The selling shareholders are the entities who have assisted in or provided financing to Elite Flight. A description of each selling shareholder's relationship to Elite Flight and how each selling shareholder acquired the shares to be sold in this offering is detailed in the information immediately following this table.


                                               PERCENTAGE
                                                   OF                          PERCENTAGE OF                     PERCENTAGE
                                              OUTSTANDING                       OUTSTANDING                       OF SHARES
                                                 SHARES       SHARES TO BE      SHARES TO BE                     BENEFICIALLY
                             SHARES           BENEFICIALLY      ACQUIRED          ACQUIRED                          OWNED
                          BENEFICIALLY           OWNED          UNDER THE        UNDER THE        SHARES TO         AFTER
                          OWNED BEFORE           BEFORE        EQUITY LINE      EQUITY LINE       BE SOLD IN      OFFERING
 SELLING STOCKHOLDER        OFFERING          OFFERING (1)      OF CREDIT        OF CREDIT       THE OFFERING        (1)
---------------------------------------------------------------------------------------------------------------------------------
                               SHARES ACQUIRED IN FINANCING TRANSACTIONS WITH ELITE FLIGHT
Cornell Capital              23,332,748(2)         9.9%      403,776,877            65.53%      681,901,877(3)         0%
  Partners, L. P.
                                                   CONSULTANTS AND OTHERS

Amber Run, LLC                3,689,924           1.74%               --               --%        3,689,924            0%
Funding Enterprises,
  Inc.                       19,575,470           9.22%               --               --%       19,575,470            0%
                             ----------          -----       -----------            -----       -----------         ----
TOTAL                        46,598,142          20.86%      403,776,877            65.53%      705,167,271            0%
                             ==========          =====       ===========            =====       ===========         ====

---------------------

*     Less than 1%.

(1) Applicable percentage of ownership is based on 234,351,571 shares of common stock outstanding as of April 22, 2004, together with securities exercisable or convertible into shares of common stock within 60 days of April 22, 2004, for each stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to securities exercisable or convertible into shares of common stock that are currently exercisable or exercisable within 60 days of April 22, 2004 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Note that affiliates are subject to Rule 144 and Insider trading regulations - percentage computation is for form purposes only.

(2) Consists of shares of common stock underlying conversion of $890,000 of debentures at an assumed conversion price of $0.016, taking into account the 9.9% beneficial ownership conversion limitation contained in the Amended and Restated Secured Debenture.

(3) Includes the shares acquired by Cornell Capital Partners under the Equity Line of Credit and a good faith estimate of the number of shares needed as a result of conversion of a total of $890,000 of the convertible debentures.

         The following information contains a description of each selling shareholder's relationship to Elite Flight and how each selling shareholder acquired the shares to be sold in this offering is detailed below. None of the selling stockholders have held a position or office, or had any other material relationship, with Elite Flight, except as follows:

SHARES ACQUIRED IN FINANCING TRANSACTIONS WITH ELITE FLIGHT

         CORNELL CAPITAL PARTNERS. Cornell Capital Partners is the investor under the Equity Line of Credit and a holder of convertible debentures. All investment decisions of Cornell Capital Partners are made by its general partner, Yorkville Advisors, LLC. Mark Angelo, the managing member of Yorkville Advisors, makes the investment decisions on behalf of Yorkville Advisors. Cornell Capital Partners acquired all of the shares being registered in this offering in financing transactions with Elite Flight. Those transactions are explained below:

      o EQUITY LINE OF CREDIT. On June 9, 2003, we entered into an Equity Line of Credit with Cornell Capital Partners. Pursuant to the Equity Line of Credit, we may, at our discretion, periodically sell to Cornell Capital Partners shares of common stock for a total purchase price of up to $10.0 million. For each share of common stock purchased under the Equity Line of Credit, Cornell Capital Partners will pay Elite Flight 95% of, or a 5% discount to, the lowest closing bid price of our common stock on the Over-the-Counter Bulletin Board or other principal market on which our common stock is traded for the five days immediately following the notice date. Further, Cornell Capital Partners will retain 6% of each advance under the Equity Line of Credit. In connection with the Equity Line of Credit, Cornell Capital Partners received a one-time commitment fee in the form of a compensation debenture in the face amount of $590,000 on June 9, 2003. This debenture accrued interest at a rate of 5% per year until the end of its a three-year term. Cornell Capital Partners has converted all of the compensation debenture. Prior to this registration statement, Elite Flight made draws in the amount of $1,942,962.46 under the Equity Line of Credit, in accordance with a registration statement declared effective by the Securities and Exchange Commission on September 16, 2003. Accordingly, Elite Flight may draw the remaining $8,075,537.54 under the Equity Line of Credit.

      o CONVERTIBLE DEBENTURE OF JANUARY 2004. On January 26, 2004, Cornell Capital Partners purchased $890,000 of secured convertible debentures from the Company. The Company executed an amended and restated convertible debenture in the same amount, on April 19th, 2004. The debentures are convertible at the holder's option any time up to maturity at a conversion price equal to the lower of (i) an amount equal to 120% of the volume weighted average price of the Company's common stock on January 26, 2004 or (ii) 80% of the lowest daily volume weighted average price of the common stock for the five trading days immediately preceding the conversion date. The debentures are secured by all of the assets of Elite Flight. The debentures have a two-year term and accrue interest at 5% per year. At maturity, Elite Flight has the option to either pay the holder the outstanding principal balance and accrued interest or to convert the debentures into shares of common stock at a conversion price equal to the lower of (i) an amount equal to 120% of the volume weighted average price of the Company's common stock on January 26, 2004, or (ii) 80% of the lowest daily volume weighted average price of the common stock for the five trading days immediately preceding the conversion date. Cornell Capital Partners received a 10% discount from the purchase price of the secured convertible debentures. Cornell Capital Partners purchased the secured convertible debentures from Elite Flight in a private placement.

      There are certain risks related to sales of shares by Cornell Capital Partners under the equity line, including:

      o The outstanding shares will be issued based on discount to the market rate. As a result, the lower the stock price around the time Cornell Capital Partners is issued shares, the greater chance that Cornell Capital Partners gets more shares. This could result in substantial dilution to the interests of other holders of common stock.

      o To the extent Cornell Capital Partners sells its common stock, the common stock price may decrease due to the additional shares in the market. This could allow Cornell Capital Partners to sell greater amounts of common stock, the sales of which would further depress the stock price.

      o The significant downward pressure on the price of the common stock as Cornell Capital Partners sells material amounts of common stocks could encourage short sales by Cornell Capital Partners or others. This could place further downward pressure on the price of the common stock.

         OTHER  SELLING  SHAREHOLDERS.  Amber Run, LLC and Funding  Enterprises,
Inc. are not affiliated with Elite Flight. Amber Run, LLC and Funding Enterprises, Inc., were shareholders of Elite Flight prior to the Company's merger with Carcorp USA Corporation. Troy Meyers, managing director, makes the investment decisions for Amber Run, LLC and Funding Enterprises, Inc.

                                 USE OF PROCEEDS

         This prospectus relates to shares of our common stock that may be offered and sold from time to time by certain selling stockholders. There will be no proceeds to us from the sale of shares of common stock in this offering. However, we will receive the proceeds from the sale of shares of common stock to Cornell Capital Partners under the Equity Line of Credit. The purchase price of the shares purchased under the Equity Line of Credit will be equal to 95% of the lowest closing bid price of our common stock on the Over-the-Counter Bulletin Board for the five days immediately following the notice date. Elite Flight will pay Cornell Capital Partners 6% of each advance as an additional fee.

         Pursuant to the Equity Line of Credit, Elite Flight cannot draw more than $150,000 every seven trading days or more than $10 million over twenty-four months. Based on Elite Flight's prior draws, there is $8,075,537.54 remaining available under the Equity Line of Credit.

         For illustrative purposes only, we have set forth below our intended use of proceeds for the range of net proceeds indicated below to be received under the Equity Line of Credit. The table assumes estimated offering expenses of $85,000, plus 6% retainage payable to Cornell Capital Partners. The figures below are estimates only, and may be changed due to various factors, including the timing of the receipt of the proceeds.

GROSS PROCEEDS                                             $     1,000,000       $     5,000,000       $  8,075,537.54

NET PROCEEDS                                               $       855,000       $     4,615,000       $  7,506,005.29

NO. OF SHARES ISSUED UNDER THE EQUITY LINE OF CREDIT
AT AN ASSUMED PRICE OF $0.02                                    50,000,000           250,000,000           403,776,877

USE OF PROCEEDS:                                                    AMOUNT                AMOUNT                AMOUNT
----------------------------------------------------------------------------------------------------------------------
Sales and Marketing                                        $       255,000       $     4,015,000       $  6,906,005.29
Administrative Expenses, Including Salaries                $       400,000       $       400,000       $       400,000

General Working Capital                                    $       200,000       $       200,000       $       200,000
                                                           ---------------       ---------------       ---------------

TOTAL                                                      $       855,000       $     4,615,000       $  7,506,005.29
                                                           ===============       ===============       ===============

                                    DILUTION

         The net tangible book value of Elite Flight as of December 31, 2003 was $(746,024) or $(0.0051) per share of common stock. Net tangible book value per share is determined by dividing the tangible book value of Elite Flight (total tangible assets less total liabilities) by the number of outstanding shares of our common stock. Since this offering is being made solely by the selling stockholders and none of the proceeds will be paid to Elite Flight, our net tangible book value will be unaffected by this offering. Our net tangible book value and our net tangible book value per share, however, will be impacted by the common stock to be issued under the Equity Line of Credit. The amount of dilution will depend on the offering price and number of shares to be issued under the Equity Line of Credit. The following example shows the dilution to new investors at an offering price of $0.02 per share which is in the range of the recent share price.

         If we assume that Elite Flight had issued 403,776,877 shares of common stock under the Equity Line of Credit at an assumed offering price of $0.02 per share (i.e., the number of shares registered in this offering under the Equity Line of Credit), less retention fees of $484,532.25 and offering expenses of $85,000, our net tangible book value as of April 22, 2004 would have been $6,759,981.29 or $0.123 per share. Note that at an offering price of $0.02 per share, Elite Flight would receive gross proceeds equal to $8,075,537.54, or the entire amount remaining available under the Equity Line of Credit. Such an offering would represent an immediate increase in net tangible book value to existing stockholders of 0.0174 per share and an immediate dilution to new stockholders of $0.0077 per share. The following table illustrates the per share dilution:


Assumed public offering price per share                                         $     0.0200
Net tangible book value per share before this offering          $    (0.0051)
Increase attributable to new investors                          $     0.0174
                                                                ------------
Net tangible book value per share after this offering                           $     0.0123
                                                                                ------------
Dilution per share to new stockholders                                          $     0.0077
                                                                                ============


         The offering price of our common stock is based on the then-existing market price. In order to give prospective investors an idea of the dilution per share they may experience, we have prepared the following table showing the dilution per share at various assumed offering prices:

                                                             DILUTION
             ASSUMED           NO. OF SHARES TO BE           PER SHARE
         OFFERING PRICE               ISSUED             TO NEW INVESTORS
            $0.0200               403,776,877(1)              $0.0077
            $0.0150                403,776,877                $0.0062
            $0.0100                403,776,877                $0.0046
            $0.0050                403,776,877                $0.0031

(1) This represents the maximum number of shares of common stock that will be registered under the Equity Line of Credit.

                              EQUITY LINE OF CREDIT

SUMMARY

         On June 9, 2003, we entered into an Equity Line of Credit with Cornell Capital Partners Pursuant to the Equity Line of Credit, we may, at our discretion, periodically sell to Cornell Capital Partners shares of common stock for a total purchase price of up to $10.0 million. For each share of common stock purchased under the Equity Line of Credit, Cornell Capital Partners will pay 95% of, or a 5% discount to, the lowest closing bid price of our common stock on the Over-the-Counter Bulletin Board or other principal market on which our common stock is traded for the five days immediately following the notice date. Further, Cornell Capital Partners will retain 6% of each advance under the Equity Line of Credit. Cornell Capital Partners is a private limited partnership whose business operations are conducted through its general partner, Yorkville Advisors, LLC. In addition we engaged Katalyst Securities, LLC, a registered broker-dealer, to advise us in connection with the Equity Line of Credit. For its services, Katalyst Securities, LLC received 50,000 shares of our common stock, on July 16, 2003, equal to approximately $10,000 based on Elite Flight's stock price on June 9, 2003. The effectiveness of the sale of the shares under the Equity Line of Credit was conditioned upon us registering the shares of common stock with the Securities and Exchange Commission. The costs associated with this registration will be borne by us. There are no other significant closing conditions to draws under the equity line. Prior to this registration statement, Elite Flight has previously made draws totaling $1,942,962.46 under the Equity Line of Credit, in accordance with a registration statement declared effective by the Securities and Exchange Commission on September 16, 2003. Accordingly, Elite Flight may draw the remaining $8,075,537.54 under the Equity Line of Credit.

EQUITY LINE OF CREDIT EXPLAINED

         Pursuant to the Equity Line of Credit, we may periodically sell shares of common stock to Cornell Capital Partners to raise capital to fund our working capital needs. The periodic sale of shares is known as an advance. We may request an advance every seven trading days. A closing will be held six trading days after such written notice at which time we will deliver shares of common stock and Cornell Capital Partners will pay the advance amount. There are no closing conditions for any of the draws other than the written notice and associated correspondence. We are limited however, on our ability to request advances under the Equity Line of Credit based on the number of shares we have registered on this registration statement and the number of shares we have authorized. For example, an assumed offering price of $0.02, we would be able to draw net proceeds of $8,075,537.54 under the Equity Line of Credit with the 403,776,877 shares we are registering. However, if the actual average price at which we sell shares of common stock under the Equity Line of Credit is less than $0.02, we would need to register additional shares to fully utilize the funds available under the Equity Line of Credit.

         We may request advances under the Equity Line of Credit once the underlying shares are registered with the Securities and Exchange Commission. Thereafter, we may continue to request advances until Cornell Capital Partners has advanced $10.0 million or 12 months after the effective date of the this registration statement, whichever occurs first.

         The amount of each advance is subject to a maximum amount of $150,000, and we may not submit an advance within seven trading days of a prior advance. The amount available under the Equity Line of Credit is not dependent on the price or volume of our common stock. Our ability to request advances is conditioned upon us registering the shares of common stock with the SEC. In addition, we may not request advances if the shares to be issued in connection with such advances would result in Cornell Capital Partners owning more than 9.9% of our outstanding common stock. Based on a recent average stock price of $0.02 Cornell Capital Partners' beneficial ownership of Elite Flight common stock is 9.9% and therefore we would not be permitted to make draws on the Equity Line of Credit so long as Cornell Capital Partners' beneficial ownership of our common stock is equal to or greater than 9.9%.

         We do not have any agreements with Cornell Capital Partners regarding the distribution of such stock, although Cornell Capital Partners has indicated that it intends to promptly sell any stock received under the Equity Line of Credit.

         We cannot predict the actual number of shares of common stock that will be issued pursuant to the Equity Line of Credit, in part, because the purchase price of the shares will fluctuate based on prevailing market conditions and we have not determined the total amount of advances we intend to draw. Nonetheless, we can estimate the number of shares of our common stock that will be issued using certain assumptions. Assuming we issued the number of shares of common stock being registered in the accompanying registration statement at a recent price of $0.02 per share, we would issue 403,776,877 shares of common stock to Cornell Capital Partners for gross proceeds of $8,075,537.54 or the remaining amount available under the Equity Line of Credit. These shares would represent 65.53% of our outstanding common stock upon issuance. We are registering 403,776,877 shares of common stock for the sale under the Equity Line of Credit.

         On August 28, 2003, Elite Flight filed a registration statement registering 60,000,000 shares of common stock in connection with the Equity Line of Credit, among other shares. On September 16, 2003, the SEC declared the registration statement effective. Through April 22, 2004, Elite Flight has made advances totaling $1,924,462.46, issuing 60,000,000 shares of its common stock. Subsequent to December 31, 2003 through February 17, 2004, the Company has made advances totaling $505,381, issuing 13,775,573 shares of common stock, into 3,433,722 shares of common stock. Subsequent to December 31, 2003 through February 17, 2004, Cornell Capital Partners converted the remaining $300,000 of compensation debentures into 8,828,711 shares of common stock. Pursuant to a request received from the SEC, the Company filed a Post Effective Amendment to its SB-2 Registration Statement after the Company completed the increase in the authorized shares of Elite Flight's common stock.

         There is an inverse relationship between our stock price and the number of shares to be issued under the Equity Line of Credit. That is, as our stock price declines, we would be required to issue a greater number of shares under the Equity Line of Credit for a given advance. This inverse relationship is demonstrated by the following table, which shows the number of shares to be issued under the Equity Line of Credit at a recent price of $0.02 per share and 25%, 50% and 75% discounts to the recent price.

        Purchase Price:                 $          0.020        $          0.015       $          0.010        $          0.005
        No. of Shares(1):                    403,776,877             403,776,877            403,776,877             403,776,877
        Total Outstanding (2):               616,128,448             616,128,448            616,128,448             616,128,448
        Percent Outstanding (3):                   65.53%                 65.53%                  65.53%                  65.53%
        Net Cash to Elite Flight:          $7,506,000.79        $   5,608,253.97       $   3,710,502.64        $   1,812,751.36

(1) Represents the number of shares of common stock to be issued to Cornell Capital Partners under the Equity Line of Credit at the prices set forth in the table, assuming sufficient authorized shares are available.

(2) Represents the total number of shares of common stock outstanding after the issuance of the shares to Cornell Capital Partners, under the Equity Line of Credit, not including shares issued under the convertible debentures.

(3) Represents the shares of common stock to be issued as a percentage of the total number shares outstanding.

         Proceeds used under the Equity Line of Credit will be used in the manner set forth in the "Use of Proceeds" section of this prospectus. We cannot predict the total amount of proceeds to be raised in this transaction because we have not determined the total amount of the advances we intend to draw.

         We expect to incur expenses of approximately $85,000 in connection with this registration, consisting primarily of professional fees. In connection with the Equity Line of Credit, Cornell Capital Partners received a one-time commitment fee in the form of a compensation debenture in the face amount of $590,000 on June 9, 2003. In addition, we issued 50,000 shares of common stock to Katalyst Securities, LLC, an unaffiliated registered broker-dealer, on July 16, 2003, as compensation for its services as a placement agent, equal to approximately $10,000 based on Elite Flight's stock price on June, 2003.

                              PLAN OF DISTRIBUTION

         The selling stockholders have advised us that the sale or distribution of our common stock owned by the selling stockholders may be effected by the selling stockholders or by pledgees, transferees or other successors in interest, as principals or through one or more underwriters, brokers, dealers or agents from time to time in one or more transactions (which may involve crosses or block transactions) (i) on the over-the-counter market or in any other market on which the price of our shares of common stock are quoted or (ii) in transactions otherwise than on the over-the-counter market or in any other market on which the price of our shares of common stock are quoted. Any of such transactions may be effected by prevailing market prices at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale or at negotiated or fixed prices, in each case as determined by the selling stockholders or by agreement between the selling stockholders and underwriters, brokers, dealers or agents, or purchasers. If the selling stockholders effect such transactions by selling their shares of common stock to or through underwriters, brokers, dealers or agents, such underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of common stock for whom they may act as agent (which discounts, concessions or commissions as to particular underwriters, brokers, dealers or agents may be in excess of those customary in the types of transactions involved). The selling stockholders and any brokers, dealers or agents that participate in the distribution of the common stock may be deemed to be underwriters, and any profit on the sale of common stock by them and any discounts, concessions or commissions received by any such underwriters, brokers, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act.

         Cornell Capital Partners is an "underwriter" within the meaning of the Securities Act of 1933 in connection with the sale of common stock under the Equity Line of Credit. Cornell Capital Partners will pay us 95% of, or a 5% discount to, the lowest closing bid price of our common stock on the Over-the-Counter Bulletin Board or other principal trading market on which our common stock is traded for the five days immediately following the advance date. In addition, Cornell Capital Partners will retain 6% of the proceeds received by us under the Equity Line of Credit, and received a one-time commitment fee in the form of a compensation debenture described below in the face amount of $590,000 on June 9, 2003. The 5% discount, the 5% retainage and the compensation debenture are underwriting discounts. In addition, we engaged Katalyst Securities, LLC, an unaffiliated registered broker-dealer, to advise us in connection with the Equity Line of Credit. For its services, Katalyst Securities, LLC received 50,000 shares of our common stock, on July 16, 2003, equal to approximately $10,000 based on Elite Flight's stock price on June 9, 2003.

         Cornell Capital Partners was formed in February 2000 as a Delaware limited partnership. Cornell Capital Partners is a domestic hedge fund in the business of investing in and financing public companies. Cornell Capital Partners does not intend to make a market in our stock or to otherwise engage in stabilizing or other transactions intended to help support the Company's stock price. Prospective investors should take these factors into consideration before purchasing our common stock.

         Under the securities laws of certain states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. The selling stockholders are advised to ensure that any underwriters, brokers, dealers or agents effecting transactions on behalf of the selling stockholders are registered to sell securities in all fifty states. In addition, in certain states the shares of common stock may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

         We will pay all the expenses incident to the registration, offering and sale of the shares of common stock to the public hereunder other than commissions, fees and discounts of underwriters, brokers, dealers and agents. We have agreed to indemnify Cornell Capital Partners and its controlling persons against certain liabilities, including liabilities under the Securities Act. We estimate that the expenses of the offering to be borne by us will be approximately $85,000. The offering expenses consist of: an SEC registration fee of $1,786.47, printing expenses of $2,500, accounting fees of $15,000, legal fees of $50,000 and miscellaneous expenses of $15,713.53. We will not receive any proceeds from the sale of any of the shares of common stock by the selling stockholders. We will, however, receive proceeds from the sale of common stock under the Equity Line of Credit.

         The selling stockholders should be aware that the anti-manipulation provisions of Regulation M under the Exchange Act will apply to purchases and sales of shares of common stock by the selling stockholders, and that there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Registration M, the selling stockholders or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while such selling stockholders are distributing shares covered by this prospectus. Accordingly, the selling stockholders are not permitted to cover short sales by purchasing shares while the distribution is taking place. The selling stockholders are advised that if a particular offer of common stock is to be made on terms constituting a material change from the information set forth above with respect to the Plan of Distribution, then, to the extent required, a post-effective amendment to the accompanying registration statement must be filed with the Securities and Exchange Commission.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

INTRODUCTION-FORWARD LOOKING STATEMENTS

         In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 (the "Reform Act"), Elite Flight and its subsidiaries, is hereby providing cautionary statements identifying important factors that could cause the Company's actual results to differ materially from those projected in forward-looking statements made herein. Any statements that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions of future events or performance are not statements of historical facts and may be forward-looking. These forward-looking statements are based largely on Elite Flight's expectations and are subject to a number of risks and uncertainties, including but not limited to, economic, competitive, regulatory, growth strategies, available financing and other factors discussed elsewhere in this report and in documents filed by Elite Flight with the Securities and Exchange Commission ("SEC"). Many of these factors are beyond Elite Flight's control. Actual results could differ materially from the forward-looking statements made. In light of these risks and uncertainties, there can be no assurance that the results anticipated in the forward-looking information contained in this report will, in fact, occur.

         Any forward-looking statement speaks only as of the date on which such statement is made, and Elite Flight undertakes no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time and it is not possible for management to predict all of such factors, nor can it assess the impact of each such factor on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

FINANCIAL CONDITION

         We had net losses of $885,584 from inception through June 30, 2003. For the six months ended December 31, 2003, we had net losses of $3,159,524. As of December 31, 2003, we had cash of $372,291 and current liabilities of $7,246,795. We do not have sufficient cash or other assets to meet our current liabilities. In order to meet those obligations, we will need to raise cash from the sale of securities or from borrowings. Elite Flight must successfully expand its business operations and become profitable to achieve a sound financial condition. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty.

RESULTS OF OPERATIONS

FROM NOVEMBER 1, 2002 THROUGH JUNE 30, 2003

         For the period from November 1, 2002 through June 30, 2003, Elite Flight had revenues of $169,358, which consisted of revenues from Elite Flight's air chartering operations. Management believes that revenues will increase for the fiscal year ending June 30, 2004, as Elite Flight continues to expand its fleet of aircraft and operations.

COST OF REVENUES

         Cost of revenues for the period from November 1, 2002 through June 30, 2003, were $166,422, or 98.3% of revenue. Cost of revenues consists of mainly crew expenses, aircraft maintenance and fuel. Management expects that Elite Flight's cost of revenues will increase during the fiscal year ending June 30, 2004. As revenues increase, however, management believes that, as a percentage of revenues, the cost of revenues should decrease as Elite Flight continues to expand its operations.

GROSS PROFIT

         Gross profit for the period from November 1, 2002 through June 30, 2003, was $2,936, or 1.7%. Management believes gross profits will increase in the current fiscal year, both in dollar amount and as a percentage of revenue.

OPERATING AND OTHER EXPENSES

         Operating and other expenses for the period from November 1, 2002 through June 30, 2003, consisted of $878,504 of general and administrative expenses, $8,417 in selling expenses, and $1,599 in interest expense. The general and administrative expenses consisted mainly of the cost associated with the issuance of shares for consulting and will likely increase during the fiscal year ending June 30, 2004, as a result of the expansion of Elite Flight's operations. Management believes that the selling expenses, which consist of marketing and advertising, will also likely increase during this fiscal year. The interest expense of $1,599 relates to the convertible debentures held by Cornell Capital Partners, and the loans received by Elite Flight, and should also increase as Elite Flight obtains additional financing for acquisitions of aircraft and other purposes.

NET LOSS

         Elite Flight had a net loss of $885,584 for the period from November 1, 2002 through June 30, 2003, relating mostly to Elite Flight's general and administrative expenses. Management believes that, for the fiscal year ending June 30, 2004, Elite Flight should significantly reduce its net loss and possibly achieve profitability on a net basis.

RESULTS OF OPERATIONS FOR THE SIX MONTHS ENDED DECEMBER 31, 2003

REVENUES

         Elite Flight had revenues of $1,883,327 for the six month period ended December 31, 2003 and revenues from inception (November 1, 2002) through June 30, 2003 of $169,358. As the Company began operations in November 1, 2002, the Company did not have revenues during the comparable six month period in 2002. The revenues of $1,883,327 for the six month period ended December 31, 2003 were exclusively due to revenues under the Alaska Air ambulance contract pursuant to which the Company provides air ambulance services to the Yukon-Kuskokwim Health Corporation.

OPERATING EXPENSES

         Elite Flight had operating expenses of $4,711,082 for the six months ended December 31, 2003, compared to operating expenses of $1,053,343 from inception (November 1, 2002) through the end of the fiscal year on June 30, 2003. For the six months ended December 31, 2003, operating expenses comprised of $515,277 for salaries, wages and benefits; $518,464 for maintenance, materials and repairs; $498,270 for fuel expenses; $283,263 for aircraft lease and rental; $270,900 for depreciation and amortization; and $2,624,908 in other operating expenses. Each of these categories increased during the six months ended December 31, 2003 compared with the eight months ended June 30, 2003. The increases in operating expenses relates mainly to the increases in operations of the Company as the Company expands its sales and operation efforts.

OTHER EXPENSES

         Elite Flight had other expenses consisting of interest expense of $331,769 for the six month period ended December 31, 2003. The Company did not have interest expense during the eight months ended June 30, 2003.

NET LOSS

         Elite Flight had a net loss for the six month period ended December 31, 2003 of $3,159,524 or $0.05 per share. From inception (November 1, 2002) through June 30, 2003, Elite Flight has a net loss of $885,584 or $0.04 per share. While the Company increased its revenue by over $1,700,000 for the six months ended December 31, 2003 compared to the eight months ended June 30, 2003, the Company's net loss increased $2,273,940 as a result of increased operating expenses and interest expense.

RESULTS OF OPERATIONS FOR THE THREE MONTHS ENDED DECEMBER 31, 2003

REVENUES

         Elite Flight had revenues of $1,683,577 for the three month period ended December 31, 2003. As the Company began operations in November 1, 2002, the Company did not have revenues during the comparable three month period in 2002. The revenues of $1,638,577 for the three month period ended December 31, 2003 were exclusively due to revenues under the Alaska Air ambulance contract.

OPERATING EXPENSES

         Elite Flight had operating expenses of $2,397,219 for the three months ended December 31, 2003. For the three months ended December 31, 2003, operating expenses comprised of $405,866 for salaries, wages and benefits; $446,915 for maintenance, materials and repairs; $382,480 for fuel expenses; $193,315 for aircraft lease and rental; $232,188 for depreciation and amortization; and $736,455 in other operating expenses. Each of these categories increased during the three months ended December 31, 2003 compared with the eight months ended June 30, 2003 except other operating expenses, which decreased by $139,128. The increases in operating expenses relates mainly to the increases in operations of the Company as the Company expands its sales and operation efforts.

OTHER EXPENSES

         Elite Flight had other expenses consisting of interest expense of $233,251 the three month period ended December 31, 2003. The Company did not have interest expense during the eight months ended June 30, 2003.

NET LOSS

         Elite Flight had a net loss for the three month period ended December 31, 2003 of $991,893 or $0.01 per share. From inception (November 1, 2002) through June 30, 2003, Elite Flight has a net loss of $885,584 or $0.04 per share. While the Company increased its revenue by over $1,400,000 for the three months ended December 31, 2003 compared to the eight months ended June 30, 2003, the increase in net loss of $106,309 was attributable mainly to increases operating expenses and interest expense.

LIQUIDITY AND CAPITAL RESOURCES

         Cash used in operating activities during the six months period ended December 31, 2003, was $647,032, compared to $78,827 for the period from inception (November 1, 2002) through June 30, 2003. The increase of $568,205 was mainly due to the increase in Elite Flight's net loss for the six month period ended December 31, 2003.

         Cash used in investing activities was $6,219,596 for the six month period ended December 31, 2003, compared to cash used in investing activities of $25,833 in the period from inception (November 1, 2002) through June 30, 2003. The increase in cash used by Elite Flight from investing activities was attributable to the fact that Elite Flight acquired aircraft during the six month period ended December 31, 2003.

         Cash provided from financing activities during the six month period ended December 31, 2003 was $7,011,147, compared to $332,432 for the period from inception (November 1, 2002) through June 30, 2003. The increase of $6,678,715 for the six month period ended December 31, 2003 was mainly due to the proceeds from notes payable relating to aircraft acquisitions, convertible debentures and stockholders loans.

         Elite Flight received $225,000 in new loans from stockholders during the six months ended December 31, 2003. There is no assurance that these individuals would be willing to make such loans in the future, or if such loans were available, that they would be at terms acceptable to Elite Flight. Management realizes that Elite Flight must ultimately be able to generate sufficient cash flows from the profitable operation of the business to allow it to successfully sustain itself independent of outside capital and loans.

         In June 2003, Cornell Capital Partners entered into a securities purchase agreement with Elite Flight under which Cornell Capital Partners agreed to purchase the total amount of $500,000 secured convertible debentures. Cornell Capital Partners purchased $250,000 of convertible debentures on June 9, 2003, and purchased $250,000 of secured convertible debentures on September 8, 2003. The debentures were convertible at the holder's option any time up to maturity at a conversion price equal to the lower of (i) $0.25 or (ii) 80% of the lowest closing bid price of the common stock for the five trading days immediately preceding the conversion date. The debentures were secured by all of the assets of Elite Flight. The debentures have a five-year term and accrue interest at 5% per year. At maturity, Cornell Capital Partners received a 10% discount from the purchase price of the secured convertible debentures. Cornell Capital Partners purchased the secured convertible debentures from Elite Flight in a private placement. During the six month period ended December 31, 2003, Cornell Capital Partners converted $500,000 of the debentures into 4,716,088 shares of the Company's common stock.

         On June 9, 2003, Elite Flight entered into an Equity Line of Credit Agreement with Cornell Capital Partners. Pursuant to the Equity Line of Credit, we may, at our discretion, periodically sell to Cornell Capital Partners shares of common stock for a total purchase price of up to $10.0 million. For each share of common stock purchased under the Equity Line of Credit, Cornell Capital Partners will pay Elite Flight 95% of, or a 5% discount to, the lowest closing bid price of our common stock on the Over-the-Counter Bulletin Board or other principal market on which our common stock is traded for the five days immediately following the notice date. Further, Cornell Capital Partners will retain 6% of each advance under the Equity Line of Credit. In connection with the Equity Line of Credit, Cornell Capital Partners received a one-time commitment fee in the form of a compensation debenture in the face amount of $590,000 on June 9, 2003. On August 28, 2003, Elite Flight filed a registration statement registering 78,675,000 shares of common stock in connection with the secured convertible debentures and the Equity Line of Credit, among other shares.  On September  16, 2003,  the SEC  declared the  registration  statement effective. On August 28, 2003, Elite Flight filed a registration statement registering 60,000,000 shares of common stock in connection with the Equity Line of Credit, among other shares. On September 16, 2003, the SEC declared the registration statement effective. Through April 22, 2004, Elite Flight has made advances totaling $1,924,462.46, issuing 60,000,000 shares of its common stock. Subsequent to December 31, 2003 through February 17, 2004, the Company has made advances totaling $505,381, issuing 13,775,573 shares of common stock, into 3,433,722 shares of common stock. Subsequent to December 31, 2003 through February 17, 2004, Cornell Capital Partners converted the remaining $300,000 of compensation debentures into 8,828,711 shares of common stock. Pursuant to a request received from the SEC, the Company filed a Post Effective Amendment to its SB-2 Registration Statement after the Company completed the increase in the authorized shares of Elite Flight's common stock. Pursuant to a request received from the SEC, the Company filed a Post Effective Amendment to its SB-2 Registration Statement after the Company completed the increase in the authorized shares of Elite Flight's common stock.

         On September 8, 2003, Elite Flight issued a $175,000 promissory note to Cornell Capital Partners. The promissory note had a 90-day term. This note is secured by all of the assets of Elite Flight. As of December 31, 2003, $75,000 of this note has been repaid by the Company. The $100,000 balance remains outstanding as of February 17, 2004.

         On September 18, 2003 Elite Flight issued a $500,000 promissory note to Cornell Capital Partners. The promissory note had a 53-day term. As of December 31, 2003, this note has been fully repaid by the Company.

         On October 29, 2003, Elite Flight issued a $400,000 promissory note to Cornell Capital Partners. The promissory note had a 62-day term. As of December 31, 2003, $200,000 of this note has been repaid by the Company. Subsequent to December 31, 2003, this note has been fully repaid by the Company.

         On December 9, 2003, Elite Flight issued a $300,000 promissory note to Cornell Capital Partners. The promissory note had a 41-day term. As of December 31, 2003, none of this note has been repaid by the Company. Subsequent to December 31, 2003, this note has been fully repaid by the Company.

         On January 26, 2004, Cornell Capital Partners purchased $890,000 of secured convertible debentures from the Company. The debentures are convertible at the holder's option any time up to maturity at a conversion price equal to the lower of (i) an amount equal to 120% of the volume weighted average price of the Company's common stock on January 26, 2004 or (ii) 80% of the lowest daily volume weighted average price of the common stock for the five trading days immediately preceding the conversion date. The debentures are secured by all of the assets of Elite Flight. The debentures have a two-year term and accrue interest at 5% per year. At maturity, Elite Flight has the option to either pay the holder the outstanding principal balance and accrued interest or to convert the debentures into shares of common stock at a conversion price equal to the lower of (i) an amount equal to 120% of the volume weighted average price of the Company's common stock on January 26, 2004 or (ii) 80% of the lowest daily volume weighted average price of the common stock for the five trading days immediately preceding the conversion date. Cornell Capital Partners received a 10% discount from the purchase price of the secured convertible debentures. Cornell Capital Partners purchased the secured convertible debentures from Elite Flight in a private placement.

         From time to time, Elite Flight may evaluate potential acquisitions involving complementary businesses, content, products or technologies. Elite Flight's future capital requirements will depend on many factors, including growth of Elite Flight's business, economic conditions and other factors including the results of future operations. If Elite Flight is unable to raise sufficient funds to meet its long-term capital needs, there is a risk that Elite Flight will be required to cease operations.

CURRENT ACCOUNTING PRONOUNCEMENTS

         In November 2002, the Financial Accounting Standards Board issued FASB Interpretation No. 45 ("FIN No. 45"), Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others an interpretation of SFAS No. 5, 57, and 107 and rescission of FASB Interpretation No. 34, was issued. FIN No. 45 clarifies the requirements of SFAS No. 5, Accounting for Contingencies, relating to a guarantor's accounting for, and disclosure of, the issuance of certain types of guarantees. The adoption of the provisions of FIN No. 45 did not have a material impact on the Company's results of operations, financial position or cash flows.

SUBMISSION OF MATTERS TO A VOTE OF STOCKHOLDERS

         Pursuant to an Information Statement dated October 23, 2003, a majority to the Company's shareholders as of the Record Date September 23, 2003, voted to increase the number of authorized shares of common stock from 100,000,000 to 2,000,000,000 and to authorize 10,000,000 shares of preferred stock. This action was taken on November 21, 2003, and a corresponding amendment to the Company's Certificate of Incorporation was filed with the State of Delaware on November 26, 2003.

         All stockholders of record of Elite Flight, prior to the merger, voted in favor of the merger with Carcorp USA Corporation that occurred on June 2, 2003.

                             DESCRIPTION OF BUSINESS

         On May 30, 2003, Carcorp USA Corporation, a Delaware corporation ("Carcorp"), which was incorporated in Delaware on February 9, 1999, completed its merger (the "Merger") with Elite Flight, a Nevada corporation ("Elite Flight"). Pursuant to the Share Exchange Agreement, as amended, among Carcorp, Elite Flight and the shareholders of Elite Flight (the "Shareholders"), Elite Flight was merged with and into Carcorp, with Carcorp being the surviving corporation and continuing its existence under the laws of the State of Delaware. By virtue of the Merger, all of the issued and outstanding shares of Elite Flight owned by the Shareholders were automatically canceled and the Shareholders received 105,759,297 shares of Carcorp common stock (the "Merger Consideration"). The Merger Consideration will be paid to the Shareholders in two (2) traunches. On the date of closing, the Shareholders received 23,502,066 shares of Carcorp common stock. The Shareholders received the remaining balance of 82,257,231 shares of common stock subsequent to an increase in the number of shares of the Company's authorized common stock that took place on November 21, 2003.

          Carcorp changed its name effective June 25, 2003 to Elite Flight Elite Flight, prior to the merger, was incorporated in Nevada on November 1, 2002. Elite Flight has one wholly-owned subsidiary, Flyjets.biz, Inc., a Nevada corporation, incorporated on March 5, 2003. Elite Flight also owns America Air Networks Alaska, Inc., a Nevada corporation, incorporated on July 31, 2003.

BUSINESS OPERATIONS

         Elite Flight focuses on five market areas.

1.       AIRCRAFT ACQUISITIONS AND SALES

         Elite Flight intends to act as a broker in the aircraft industry for clients wishing to sell or purchase an aircraft. Elite Flight believes that it has a competitive advantage by being located in Florida where we believe there are numerous opportunities to broker aircraft.

2.       CHARTER AND AIRCRAFT MANAGEMENT

         Elite Flight intends to charter flights for clients who wish to enjoy the luxury and pleasures of private jet travel. As part of this service, Elite Flight intends to arrange for the proper aircraft and crew to meet the client's financial capacity and travel needs. In essence it will strive to provide the best private plane experience for the dollars. Elite Flight also intends to cater to the needs of their clients on the ground-travel requirements, i.e., cars, hotels, etc. Elite Flight also intends to manage aircraft for clients who want to maximize the profitability of their investment when they are not able to use them. By using a charter service such as Elite Flight, aircraft owners maximize the downtime of their investment and eliminate the hassle of hiring flight crews, scheduling routine maintenance, etc.

LEAR 25D AND LEAR 35A

         Light jets are the entry-level jet class in the charter industry. Light jets are the most economical choice for short to mid-range trips. With average cruising speeds of 500 mph and an average nonstop range of about 1,200 miles for the 25D and 1700 miles for the 35A, a light jet can travel further and faster than non-jet aircraft while operating in and out of airports not accessible by the major airlines. Amenities often include; pressurized passenger cabins for added comfort, safety and performance and a semi-private lavatory. Light jets have limited baggage capacity and often cannot accommodate skis or large golf bags. Elite Flight has entered into a letter of intent to enter into an eighteen-month lease for these aircrafts with a monthly payment of $42,000. The lease is renewable and provides option for purchase during the lease term.

CITATION III

         Midsize Jet aircraft optimally blend comfort, performance and economy for medium length flights. With average cruising speeds over 500 mph and a nonstop range of about 2,000 miles, a midsize jet can travel further, faster and with more comfort than light jets while operating in and out of airports not accessible by the major airlines. Most of the midsize jet aircraft have external baggage storage and can accommodate a reasonable amount of baggage. Most midsize jets offer a private lavatory. On March 1, 2004 Elite Flight entered into a lease agreement to lease two Citation III aircraft with the right to purchase those aircraft at the end of the 36-month lease term. The lease is $30,000 each month for 36 months. Previously, Elite Flight has entered into a purchase agreement for another Citation III aircraft. The contract called for $700,000 of payments from August 1, 2003 thru May 1, 2004 with a final payment due of $3,050,000 in order to purchase the aircraft Elite has elected not to purchase this aircraft. Instead, Elite will return this aircraft on May 1, 2004.

ADDITIONAL AIRCRAFT

         Elite Flight has signed an agreement with American Air Networks, Inc. giving Elite Flight access to American Air Networks fleet of 45 jets.


3.       CONTRACTED SERVICES

         Elite Flight intends to solicit the business of the entertainment industry, local and regional sports teams and various governmental agencies. Elite Flight believes that there is a growing need for contracted services and believes it will be in position to take advantage of these opportunities.

4.       MAINTENANCE FUEL AND PART SALES

         Elite Flight intends to look to acquire profitable strategic fixed based operators ("FBO") throughout the U.S.A., which provide maintenance, fuel and other services, such as flight plan filing, to operators of private and charter aircraft. By acquiring "FBO's," Elite Flight believes it will be able to control the cost of its fuel, maintenance and parts as well as provide another profit center for its overall operations.

5.       AIR AMBULANCE SERVICES

         Elite Flight recently created this entity and has used this entity to form a joint venture with America Air Networks Inc. of Missouri. Under this arrangement the Company provides medical evacuation services to America Air Networks Alaska. America Air Networks Alaska has been assigned a five-year contract to provide air ambulance services to the Yukon-Kuskokwim Health Corporation in Alaska.

INDUSTRY OVERVIEW

         The charter aviation business is directly related to and impacted by the world's economy. The private jet business expanded in the late 90's as a result of the success of the dot.com industry. The wealth generated by successful dot.com companies gave numerous individuals the opportunity to enjoy the luxury of private jet travel that were never able to experience this before. The wealth of the dot.com individuals and their quest for private jet travel, also pushed up prices of aircraft and charter services to a level never before experienced. When wealth associated with the dot.com industry dissipated, the charter aviation business was impacted as well. The elevated prices of aircraft and charter services fell substantially as fewer individuals could afford private jet travel and numerous privately owned planes came on the market for resale at a deep discount.

         Many companies and individuals are going back to private jet travel for the safety and security that it offers. This trend is continuing and the private charter aviation business is slowly but progressively seeing an increase in sales volume and profit margins. FlyJets believes that the current trends in the private aviation business positions Elite Flight to execute and successfully expand its business.

COMPETITIVE BUSINESS CONDITIONS

         Management believes that the charter business with preferential pricing, especially for frequent customers, is in a position to grow over the next few years. This is the oldest form of private jet travel. Given a weaker economy, competition among charter operations is intense, especially given the need of charter operators, who often operate managed aircraft owned by others, to maximize revenue on aircraft to offset ownership cost. This over-supply situation can have the effect of creating downward pressure on Elite Flight's pricing.

SOURCES AND AVAILABILITY OF PRODUCTS AND SUPPLIES

         FlyJets aircraft acquisition and sales area of operation has access to the information on all turbine-powered aircraft in the world. By using a database named "Jetnet," FlyJets can research and market for sale or acquisition, business jets in locations through out the world. This information along with marketing and advertising to companies and high net worth individual gives FlyJets a more than adequate supply of product and customers to market their services.

INTELLECTUAL PROPERTY

         None.

GOVERNMENT REGULATIONS AND APPROVALS

         We operate in a highly regulated industry. The federal Aviation Administration Department of Transportation oversees our industry. The sections of the FAA regulations that specifically govern our business are:

            SECTION 61: Certification; Pilots; Flight instructors, and ground instructions.

            SECTION 91: General operating and flight rules.

            SECTION 135: Operating requirement: Computer and demand operations and rules governing persons on board such aircraft.


EMPLOYEES

         As of April 22, 2004, we had 7 hourly and salaried employees including one executive level management and four hourly or contracted employees. None of our employees are subject to collective bargaining agreement.

                                   MANAGEMENT

         As of April 22, 2004, the directors and executive officers of Elite Flight, their ages, positions in Elite Flight, the dates of their initial election or appointment as directors or executive officers, and the expiration of each of their terms are as follows:


NAME OF DIRECTOR/
EXECUTIVE OFFICER                     AGE       POSITION                              PERIOD SERVED
-----------------                     ---       --------                              -------------
Michelle Mathis                       46        President, Chief Executive Officer,   February 12, 2004
                                                and Director                          to Present


         Elite Flight's directors are elected at the annual meeting of its stockholders and hold office until their successors are elected. Elite Flight's officers are appointed by the Board of Directors and serve at the pleasure of the Board and are subject to employment agreements, if any, approved and ratified by the Board.

         Ms. Mathis is a Director of United Companies Corporation. United Companies Corporation is a public company that files reports with the United States Securities and Exchange Commission.

         MICHELLE MATHIS. Ms. Mathis is the Chief Executive Officer, President and sole Director of Elite Flight. Ms. Mathis was appointed CEO after Mr. Gregory Love resigned from the Company on February 12, 2004. For five years preceding her current employment, Ms. Mathis was employed by New Renaissance Group as President and CEO.

EXECUTIVE COMPENSATION

         The following table sets forth certain information regarding the compensation earned by Elite Flight's Chief Executive Officer and each of Elite Flight's most highly compensated executive officers whose annual salary and bonus for the period November 1, 2002 through June 30, 2003, exceeded $100,000 (the "Named Executive Officers") with respect to serviced rendered by such persons to Elite Flight and its subsidiaries.


                           SUMMARY COMPENSATION TABLE

                                               ANNUAL COMPENSATION                           LONG-TERM COMPENSATION
                                  -------------------------------------------    ----------------------------------------------
NAME AND PRINCIPAL                                                 OTHER          RESTRICTED      UNDERLYING         OTHER
  POSITION               YEAR        SALARY          BONUS      COMPENSATION     STOCK AWARDS       OPTIONS      COMPENSATION
-------------------------------------------------------------------------------------------------------------------------------
Michelle Mathis,         2004
  President

Gregory Love,            2003     $120,000            --                --               --             --               --
Former President,        2002     $120,000            --                --               --             --               --
  CEO

OPTION GRANTS

         Elite Flight has not granted any stock options nor adopted any stock option plans since inception.

COMPENSATION OF DIRECTORS

         Michelle Mathis, Elite Flight's only director, is not separately compensated for serving as a director of Elite Flight.

EMPLOYMENT AGREEMENTS

         Elite Flight has not entered into any employment agreements since its inception.

COMMITTEES OF THE BOARD OF DIRECTORS

         Elite Flight currently does not have any committees of its Board of Directors.

                             DESCRIPTION OF PROPERTY

         Our offices are located at 8191 North Tamiami Trail, Suite B-2, Sarasota Florida 34243. The property consists of 1,500 square feet of office space and two aircraft hangers large enough to house a number of large corporate aircraft. The monthly rent for this facility is $11,150. We also have entered into a lease for a 7,000 square foot hanger and office facilities in Anchorage, Alaska at a monthly rent of $5,090 per month.

                                LEGAL PROCEEDINGS

         On October 3, 2003, the Company received a demand letter claiming that the use of the name Elite Flight infringed on the trade name "Flight Solutions". The Company has been in settlement negotiations with the trademark holder, Flight Solutions, Inc., which involves the Company changing its corporate and trade names over a period of time. The Company is currently reviewing the settlement documents relating to this settlement proposal. There is no payment required by the Company to the claimant under the current settlement proposal, except a nominal amount for the attorney's fees of the claimant relating to the preparation of the settlement documents. No lawsuit has been filed to date. The Company shall not change its corporate name without appropriate shareholder approval.

                             PRINCIPAL STOCKHOLDERS

      The following table sets forth information with respect of the beneficial ownership as of April 22, 2004 for any person who is known to Elite Flight to be the beneficial owner of more than 5% of Elite Flight's common stock.

                                      SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
-------------------------------------------------------------------------------------------------------------------------------
                                                                                         AMOUNT AND NATURE
                                                     NAME AND                              OF BENEFICIAL       PERCENTAGE OF
TITLE OF CLASS                               ADDRESS OF BENEFICIAL OWNER                     OWNERSHIP           CLASS (1)
--------------------------------------------------------------------------------------------------------------------------------
Common                                     Paradise Run, LLC                                 75,562,877             38.402%
                                           2033 Main Street - Suite 600
                                           Sarasota, Florida 34237

Common                                     Cornell Capital Partners                          55,625,000                9.9%
                                           101 Hudson Street - Suite 3606
                                           Jersey City, New Jersey 07302

                                             SECURITY OWNERSHIP OF MANAGEMENT
-------------------------------------------------------------------------------------------------------------------------------
                                                                                          AMOUNT AND NATURE
                                                     NAME AND                               OF BENEFICIAL       PERCENTAGE OF
TITLE OF CLASS                               ADDRESS OF BENEFICIAL OWNER                      OWNERSHIP           CLASS (1)
-------------------------------------------------------------------------------------------------------------------------------
Common                                     Michelle Mathis                                      0                   0
                                           8191 North Tamiami Trail, Suite B-2
                                           Sarasota, Florida 34243

ALL OFFICERS AND DIRECTORS
  AS A GROUP (1) PERSON                                                                         0                   0

------------------

*     Less than 1%.

(1)   Applicable  percentage  of  ownership  is based on  234,351,571  shares of common stock outstanding as of April 22, 2003 for each stockholder. Beneficial ownership is determined in accordance within the rules of the Commission and generally includes voting of investment power with respect to securities. Shares of common stock subject to securities exercisable or convertible into shares of common stock that are currently exercisable or exercisable within 60 days of April 22, 2004 are deemed to be beneficially owned by the person holding such options for the purpose of computing the percentage of ownership of such persons, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(2) Consists of shares of common stock underlying conversion of $890,000 of debentures.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLAN

         Elite Flight has not authorized any equity compensation plans since inception.


                MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S
                   COMMON EQUITY AND OTHER STOCKHOLDER MATTERS

         Elite Flight's common stock currently trades on the Over-The-Counter Bulletin Board ("OTC:BB") under the trading symbol "EFLT".

         The following table sets forth the highest and lowest bid prices for the common as reported by the National Quotation Bureau for each quarter since June 2, 2003 for the periods indicated. This information reflects interdealer quotations, without retail markup, markdown or commission and may not be reflective of actual transactions.

                                                            BID PRICES
                                                       --------------------
                                                       HIGH             LOW
                                                       ----             ---
          2003
          Second Quarter (Beginning June 2nd)           $0.23           $0.10
          Third Quarter                                 $0.24           $0.12
          Fourth Quarter                                $0.55          $0.048

          2004
          First Quarter (Through March 2nd)             $0.57           $0.02


DIVIDENDS

         Elite Flight has not declared or paid cash dividends on its Common Stock since its inception and does not anticipate paying such dividends in the foreseeable future. The payment of dividends may be made at the discretion of the Board of Directors and will depend upon, among other factors, on Elite Flight's operations, its capital requirements, and its overall financial condition.

                            DESCRIPTION OF SECURITIES

GENERAL

         Elite Flight's authorized capital consists of 2,000,000,000 shares of common stock, par value $0.001 per share and 10,000,000 shares of preferred stock, par value $0.001 per share. As of April 22, 2004, there were 234,351,571 outstanding shares of common stock. None of the shares of the preferred stock have been issued and none are outstanding. Set forth below is a description of certain provisions relating to Elite Flight's capital stock. For additional information, please refer to Elite Flight's Articles of Incorporation and By-Laws and the Florida statutes.

COMMON STOCK

         Each outstanding share of common stock has one vote on all matters requiring a vote of the stockholders. There is no right to cumulative voting; thus, the holder of fifty percent or more of the shares outstanding can, if they choose to do so, elect all of the directors. In the event of a voluntary of involuntary liquidation, all stockholders are entitled to a pro rata distribution after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the common stock. The holders of the common stock have no preemptive rights with respect to future offerings of shares of common stock. Holders of common stock are entitled to dividends if, as and when declared by the Board out of the funds legally available therefore. It is Elite Flight's present intention to retain earnings, if any, for use in its business. The payment of dividends on the common stock are, therefore, unlikely in the foreseeable future.

PREFERRED STOCK

         Elite Flight is authorized to issue 10,000,000 shares of $0.01 par value preferred stock, none of which is outstanding. The preferred stock, which is commonly known as "blank check preferred", may be issued by the Board of Directors with rights, designations, preferences and other terms, as may be determined by the Directors in their sole discretion, at the time of issuance.

WARRANTS

         Elite Flight has not issued any warrants since inception.

OPTIONS

         Elite Flight has not issued any options since inception.

DEBENTURES

         Elite flight has outstanding secured convertible debentures which were issued in the original amount of $890,000. The debentures are convertible at the holder's option any time up to maturity at a conversion price equal to the lower of (i) an amount equal to 120% of the volume weighted average price of the Company's common stock on January 26, 2004 or (ii) 80% of the lowest daily volume weighted average price of the common stock for the five trading days immediately preceding the conversion date. The debentures are secured by all of the assets of Elite Flight. The debentures have a two-year term and accrue interest at 5% per year. At maturity, Elite Flight has the option to either pay the holder the outstanding principal balance and accrued interest or to convert the debentures into shares of common stock at a conversion price equal to the lower of (i) an amount equal to 120% of the volume weighted average price of the Company's common stock on January 26, 2004 or (ii) 80% of the lowest daily volume weighted average price of the common stock for the five trading days immediately preceding the conversion date. Cornell Capital Partners received a 10% discount from the purchase price of the secured convertible debentures. Cornell Capital Partners purchased the secured convertible debentures from Elite Flight in a private placement.

TRANSFER AGENT

         The Transfer Agent for the common stock is Executive Registrar & Transfer Agency, Inc., located at 3615 South Huron Street #104, Englewood, Colorado 80110.

LIMITATION OF LIABILITY:  INDEMNIFICATION

         Our Articles of Incorporation include an indemnification provision under which we have agreed to indemnify directors and officers of Elite Flight from and against certain claims arising from or related to future acts or omissions as a director or officer of Elite Flight. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Elite Flight pursuant to the foregoing, or otherwise, Elite Flight has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

ANTI-TAKEOVER EFFECTS OF PROVISIONS OF THE ARTICLES OF INCORPORATION

AUTHORIZED AND UNISSUED STOCK

         The authorized but unissued shares of our common are available for future issuance without our stockholders' approval. These additional shares may be utilized for a variety of corporate purposes including but not limited to future public or direct offerings to raise additional capital, corporate acquisitions and employee incentive plans. The issuance of such shares may also be used to deter a potential takeover of Elite Flight that may otherwise be beneficial to stockholders by diluting the shares held by a potential suitor or issuing shares to a stockholder that will vote in accordance with Elite Flight's Board of Directors' desires. A takeover may be beneficial to stockholders because, among other reasons, a potential suitor may offer stockholders a premium for their shares of stock compared to the then-existing market price.

         The existence of authorized but unissued and unreserved shares of preferred stock may enable the Board of Directors to issue shares to persons friendly to current management which would render more difficult or discourage an attempt to obtain control of our Company by means of a proxy contest, tender offer, merger or otherwise, and thereby protect the continuity of our Company's management.

                                     EXPERTS

         The consolidated financial statements as of and for the period November 1, 2002 (Inception) through June 30, 2003 included in this prospectus, and incorporated by reference in the Registration Statement, have been audited by L.L. Bradford & Company, LLC, independent auditors, as stated in their report appearing with the financial statements herein and incorporated by reference in the Registration Statement, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                  LEGAL MATTERS

         Kirkpatrick & Lockhart LLP, Miami, Florida, will pass upon the validity of the shares of common stock offered hereby for us.

                           HOW TO GET MORE INFORMATION

         We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which forms a part of the registration statement, does not contain all the information set forth in the registration statement, as permitted by the rules and regulations of the Commission. For further information with respect to us and the securities offered by this prospectus, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document that we have filed as an exhibit to the registration statement are qualified in their entirety by reference to the exhibits for a complete statement of their terms and conditions. The registration statement and other information may be read and copied at the Commission's Public Reference Room at 450 Fifth Street N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains a web site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission.

             FINANCIAL INFORMATION FOR ELITE FLIGHT SOLUTIONS, INC.

                                TABLE OF CONTENTS

                                                                                               Page No.
                                                                                               --------
Balance Sheets - December 31, 2003 (unaudited) and June 30, 2003                                  F-2

Statement of Operations                                                                           F-3
   for six months ended December 31, 2003 and for the period
  from November 1, 2002 (inception) through June 30, 2003

Statement of Stockholders Deficit                                                                 F-4
  for six months ended December 31, 2003

Statement of Cash Flows                                                                           F-5
  For the six months  ended  December 31, 2003 and for
  the period From November 1, 2002 (inception) through June 30, 2003

Notes to Condensed Financial Statements                                                           F-6

Report of Independent Certified Public Accountants                                               F-11

  Consolidated Financial Statements

  Consolidated Balance Sheet                                                                     F-12

  Consolidated Statement of Operations                                                           F-13

  Consolidated Statement of Stockholders' Deficit                                                F-14

  Consolidated Statement of Cash Flows                                                           F-15

Notes to Consolidated Financial Statements                                                       F-16

<                          ELITE FLIGHT SOLUTIONS, INC.

                        FORMERLY CARCORP USA CORPORATION

                              FINANCIAL STATEMENTS

                            DECEMBER 2003 (UNAUDITED)

                                       AND

                                  JUNE 30, 2003

                          ELITE FLIGHT SOLUTIONS, INC.
                        FORMERLY CARCORP USA CORPORATION
                            CONDENSED BALANCE SHEETS
                       DECEMBER 31, 2003 AND JUNE 30, 2003

                                     ASSETS
                                                     DECEMBER 31,     JUNE 30,
                                                        2003           2003
                                                    -------------  -----------
                                                     (UNAUDITED)
Current assets
         Cash                                        $  372,291     $  227,772
         Accounts receivable, net of allowance
                for doubtful accounts                   172,878         40,196
                                                     ----------    -----------
                Total current assets                    545,169        267,968
Fixed assets
         Aircraft                                     6,152,616            -
         Office equipment                                41,274         20,635
         Office furniture                                51,539          5,198
                                                    -----------    -----------
                                                      6,245,429         25,833
         Less:  accumulated depreciation                118,192            492
                                                    -----------    -----------
                                                      6,127,237         25,341

Other Assets                                            128,365         17,040
                                                    -----------    -----------

        Total assets                                $ 6,800,771     $  310,349
                                                    ===========    ===========

                      LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities
        Notes payable and leases                    $ 5,648,863     $     -
        Accounts payable                              1,049,332        113,343
        Accrued expenses and other current
                liabilities                              43,884          9,529
        Loans payable                                   249,716        112,432
        Stockholder loan payable                        255,000         30,000
                                                    -----------    -----------
                Total current liabilities             7,246,795        265,304

Long-term liability
        Convertible compensation debenture              300,000        590,000
        Convertible debenture and equity line              -           250,000
                                                    -----------   ------------
                Total liabilities                     7,546,795      1,105,304
                                                    -----------   ------------
Commitments and contingencies                              -              -

Stockholders' deficit
        Preferred stock; $0.001 per value, 10,000,000
                 authorized, no shares issued or outstanding
        Common stock; $.001 par value, 2,000,000,000
                 shares authorized, 146,120,506
                 shares and 38,253,009 shares
                 issued and outstanding                146,120          38,253
        Additional paid-in capital                   3,616,264         711,876
        Unamortized loan fees                         (463,300)       (649,500)
        Treasury stock                                     -           (10,000)
        Accumulated deficit                         (4,045,108)       (885,584)
                                                   -----------     -----------
                 Total stockholders' deficit          (746,024)       (794,955)
                                                   -----------     -----------
        Total liabilities and stockholders'         $ 6,800,771     $  310,349
                 deficit                           ===========     ===========

            See Accompanying Notes to Condensed Financial Statements


                          ELITE FLIGHT SOLUTIONS, INC.
                        FORMERLY CARCORP USA CORPORATION
                        CONDENSED STATEMENT OF OPERATIONS
                 FOR THE SIX MONTHS ENDED DECEMBER 31, 2003 AND
     FOR THE PERIOD FROM NOVEMBER 1, 2002 (INCEPTION) THROUGH JUNE 30, 2003

                                             THREE MONTHS ENDED     SIX MONTHS ENDED    INCEPTION THROUGH
                                              DECEMBER 31, 3003     DECEMBER 31, 2003     JUNE 30, 2003
                                             -------------------    -----------------   -----------------
                                                                       (UNAUDITED)

Revenues                                      $   1,638,577         $  1,883,327        $     169,358


Operating expenses:
  Salaries, wages and benefits                      405,866              515,277               38,421
  Maintenance materials and repairs                 446,915              518,464                  -
  Fuel expense                                      382,480              498,270               25,565
  Aircraft lease and rental                         193,315              283,263              112,782
  Depreciation and amortization                     232,188              270,900                  992
  Other operating expenses                          736,455            2,624,908              875,583
                                             --------------        -------------        -------------

          Total operating expenses                2,397,219            4,711,082            1,053,343
                                             --------------        -------------        -------------

Loss from operations                               (758,642)          (2,827,755)            (883,985)

Other expenses
        Interest expense                            233,251              331,769                  -
        Other                                           -                    -                  1,599
                                             --------------        -------------        -------------

Loss before provision for income taxes             (991,893)          (3,159,524)            (885,584)

                                                        -                    -                    -
Provision for income taxes                   --------------        -------------         -------------

Net loss                                     $     (991,893)        $ (3,159,524)        $    (885,584)
                                             ==============        =============         =============

Loss per common share - basic and diluted    $        (0.01)        $      (0.05)        $       (0.04)
                                             ==============        =============         =============

Weighted average common shares outstanding -
        Basic and diluted                        82,971,383           63,067,070            24,782,114
                                             ==============        =============         =============











            See Accompanying Notes to Condensed Financial Statements


                          ELITE FLIGHT SOLUTIONS, INC.
                        FORMERLY CARCORP USA CORPORATION
                  CONDENSED STATEMENT OF STOCKHOLDERS' DEFICIT
                    FOR THE SIX MONHS ENDED DECEMBER 31, 2003
                                               Common Stock
                                          ---------------------  Additional                                                Total
                                                                  Paid-in      Unamortized    Treasury   Accumulated   Stockholders'
                                            Shares     Amount     Capital       Loan Fees      Stock       Deficit        Deficit
                                          ----------- ---------- ------------ -------------  ---------- ------------- --------------


Balance, June 30, 2003                   38,253,099   $ 38,253   $  711,876   $  (649,500)   $(10,000)  $   (885,584)  $   (794,955)


Issuance of common stock for services     8,050,000      8,050    1,330,450            -           -             -        1,338,500

Conversion of convertible debenture and   1,583,331      1,583      244,250            -           -             -          245,833
  convertible compensation debenture
  into common stock, including interest
  expense of $45,833

Loan fees related to convertible debenture        -          -            -       (25,000)         -             -          (25,000)

Loan fees related to notes payable                -          -            -       (47,500)         -             -          (47,500)

Amortization of loan fees related to
  equity line of credit                           -          -      (73,750)       73,750          -             -              -

Amortization of loan fees                         -          -            -         3,746          -             -            3,746

Deemed interest expense related to
  conversion feature of
  convertible debentures                          -          -        7,595            -           -             -            7,595

Cancellation of treasury stock                    -          -      (10,000)           -        10,000           -              -

Net Loss                                          -          -            -            -           -      (2,167,631)    (2,167,631)
                                         ----------- ---------- ------------ -------------  ---------- -------------  -------------


Balance, September 30, 2003               47,886,430     47,886    2,210,421      (644,504)        -      (3,053,215)    (1,439,412)
                (unaudited)

Conversion of convertible debenture and    6,566,479      6,567      706,760           -           -             -          713,327
  convertible compensation debenture
  into common stock, including interest
  expense of $123,327

Issuance of common stock for cash
  related to equity line of credit, net
  of offering costs of $72,966             9,410,366      9,410      855,090           -           -             -          864,500

Issuance of common stock to founders
  related to merger with Carcorp USA      82,257,231     82,257      (82,257)          -           -             -              -

Loan fees related to notes payable                -          -            -       (42,000)         -             -          (42,000)

Amortization of loan fees related to
  equity line of credit                           -          -       (73,750)      73,750          -             -              -

Amortization of loan fees                         -          -            -       149,454          -             -          149,454

Net Loss                                          -          -            -            -           -        (991,893)      (991,893)
                                         ----------- ---------- ------------ -------------  ---------- -------------  -------------


Balance, December 31, 2003               146,120,506  $ 146,120  $ 3,616,264   $  (463,300)        -    $ (4,045,108) $    (746,024)
                (unaudited)              =========== ========== ============ =============  ========== =============  =============











            See Accompanying Notes to Condensed Financial Statements

                          ELITE FLIGHT SOLUTIONS, INC.
                        FORMERLY CARCORP USA CORPORATION
                        CONDENSED STATEMENT OF CASH FLOWS
                 FOR THE SIX MONTHS ENDED DECEMBER 31, 2003 AND
     FOR THE PERIOD FROM NOVEMBER 1, 2002 (INCEPTION) THROUGH JUNE 30, 2003

                                                           SIX MONTHS ENDED     INCEPTION THROUGH
                                                           DECEMBER 31, 2003      JUNE 30, 2003
                                                           -----------------    ---------------
                                                              (UNAUDITED)
Cash flows from operating activities:
        Net loss                                              $(3,159,524)   $  (885,584)
        Adjustments to reconcile net loss to
        net cash used by operating activities:
                Depreciation and amortization                     270,900            992
                Deemed interest expense                             7,595          1,079
                Stock based compensation                        1,507,660        739,050
        Changes in operating assets and liabilities:
                Decrease (increase) in accounts receivable       (132,682)       (40,196)
                Increase in other assets                         (111,324)       (17,040)
                Increase in accounts payable                      935,989        113,343
                Increase in accrued expenses and other
                        current liabilities                        34,354          9,529
                                                              -----------    -----------
                      Net cash used by operating activities      (647,032)       (78,827)

Cash flows from investing activities:
                Purchase of fixed assets                       (6,219,596)       (25,833)
                                                              -----------    -----------
                Net cash used by investing activities          (6,219,596)       (25,833)
                                                              -----------    -----------
Cash flows from financing activities:
        Proceeds from notes payable                             7,156,020             --
        Issuance of common stock                                  864,500             --
        Principal payments on notes payable                    (1,507,157)            --
        Proceeds from loans payable                               272,284        144,000
        Principal payments on loans payable                      (135,000)       (31,568)
        Proceeds from stockholder loans payable                   225,000         30,000
        Proceeds from convertible debenture                       250,000        250,000
        Loan fees relating to notes payable                       (89,500)            --
        Loan fees relating to convertible debenture               (25,000)       (60,000)
                                                              -----------    -----------
                Net cash provided by financing activities       7,011,147        332,432

Net (decrease) increase in cash                                   144,519        227,772

Cash, at beginning of period                                      227,772             --
                                                              -----------    -----------
Cash, at end of period                                        $   372,291    $   227,772
                                                              ===========    ===========

Supplemental disclosure of financing activities:
        Cash during the period for:
                Income taxes paid                             $        --    $        --
                                                              ===========    ===========
                Interest                                      $   169,877    $        --
                                                              ===========    ===========

Supplemental disclosure of financing activities:
        Issuance of Convertible Compensation Debenture
                in exchange for Loan fees related to equity
                line of credit                                $        --    $   590,000

        Conversion of convertible debenture into
                4,716,088 shares of common stock              $   500,000    $        --

        Conversion of convertible compensation debenture
                into 3,433,722 shares of common stock         $   290,000    $        --


            See Accompanying Notes to Condensed Financial Statements

                          ELITE FLIGHT SOLUTIONS, INC.
                        FORMERLY CARCORP USA CORPORATION
                     NOTES TO CONDENSED FINANCIAL STATEMENTS
                                   (UNAUDITED)



NOTE 1 - BASIS OF PRESENTATION

The accompanying condensed financial statements have been prepared in accordance with Securities and Exchange Commission requirements for interim financial statements. Therefore, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements. The financial statements should be read in conjunction with the Forms 10-KSB for the year ended June 30, 2003 of Elite Flight Solutions, Inc. (the "Company").

The interim financial information is unaudited. In the opinion of management, all adjustments necessary to present fairly the financial position as of December 31, 2003 and the results of operations, statements of shareholders' deficit and cash flows presented herein have been included in the financial statements. Interim results are not necessarily indicative of results of operations for the full year.

The preparation of condensed financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Certain reclassifications have been made in the June 30, 2003 financial statements to conform to the current fiscal year presentation.

Amended Certificate of Incorporation - In November 2003, a Certificate of Amendment to the Certificate of Incorporation changed the number of authorized shares of common stock from 100,000,000 to 2,000,000,000. Further the Certificate of Amendment to the Certication of Incorporation authorized 10,000,000 shares of preferred stock, with preferences and rights to be set by the Board of Directors.

NOTE 2 - OTHER ASSETS

As of December 31, 2003, other assets totaling $128,365 consists of the following:

Deposit related to the agreement to rent office
  space and 2 hangers for operations (see Note 8)                  $   22,365

Deposit related to the agreement to lease two
  Lear Jet aircraft  (see Note 8)                                     106,000

                                                                   ----------
                                                                   $  128,365
                                                                   ==========

NOTE 3 - LOANS PAYABLE

As of December 31, 2003, the Company owes $93,000, $19,432, $15,284, $87,000 and
$35,000 to five entities. The loans are unsecured, non-interest bearing and payable on demand.

NOTE 4 - STOCKHOLDER LOAN PAYABLE

As of December 31, 2003, the Company owes $255,000 to a stockholder. The loan is unsecured, non-interest bearing, and payable upon demand.

NOTE 5 - CONVERTIBLE DEBENTURE

As of June 30, 2003, convertible debenture ("Debenture")totaling $250,000 consists of a loan agreement with Cornell Capital Partners, L.P. secured by all of the property of the Company. Upon closing, the Company paid $59,500 (net of amortized expense of $500) in loan fees and other expenses which were capitalized and reflected as part of "Unamortized loan fees" and will be expensed over the life of the loan using the straight-line method. During the six months ended December 31, 2003 the Company issued an additional $250,000 debenture and incurred additional loan fees of $25,000. Both debentures bear an interest rate of 5.0% and have terms of five years, with principal and interest payments due June 2008. The lender has the option of converting this loan to common stock, at the lower of a) twenty -five cents ($0.25), or b)80% of the lowest closing bid price of the common stock for the five trading days immediately preceding the conversion date. During the six months ended December 31, 2003, Cornell Capital Partners, L.P. converted $500,000 of the convertible debentures into 4,716,088 shares of the Company's common stock.

NOTE 6 - EQUITY LINE OF CREDIT

In June 2003, the Company entered into a Regulation D Common Stock Private Equity Line of Credit Agreement ("Credit Agreement") with Cornell Capital Partners, LP ("Cornell"). The Credit Agreement entitles the Company to draw funds up to $10,000,000 from issuance of its common stock for an amount equal to 95% of the market value at the time of each draw request, expiring June 2005, subject to certain terms and conditions. Additionally, the Credit Agreement required the Company to pay Cornell a commitment fee in the amount of $590,000 which was to be paid by the issuance of a Convertible Compensation Debenture, as discussed in Note 7. Furthermore, the Company filed a registration statement on Form SB-2 with the Securities and Exchange Commission for the registration of common stock for future issuance related to the Subscription Agreement. As of December 31, 2003, the Company received advances totaling $864,500 under the Credit Agreement in exchange for 9,410,366 shares of the Company's common stock.

NOTE 7 - CONVERTIBLE COMPENSATION DEBENTURE

In June 2003, pursuant to the Credit Agreement, as discussed in Note 6, the Company entered into a Convertible Compensation Debenture ("Compensation Debenture") with Cornell totaling $590,000. The balance is unsecured, bears an interest rate of 5.0%, with principal and interest due June 2006. Additionally, Cornell is entitled to convert all or part of the principal and interest balance of the Debenture into the Company's common stock equal to the lowest closing bid price for the three trading days immediately preceding the conversion date. The Company has accounted for this transaction as a long-term liability and "Unamortized loan fees" which will be amortized over the life of the Credit Agreement.

During the six months ended December 31, 2003, Cornell converted $290,000 of the Compensation Debenture into 3,433,722 shares of common stock.

NOTE 8 - NOTES PAYABLE AND LEASES

On September 9, 2003, the Company entered into a promissory note payable with Cornell totaling $175,000. During September 2003, the Company paid $75,000 on the promissory note payable. The outstanding balance totaling $100,000 as of December 31, 2003 is unsecured, non-interest bearing and was due in December 2003. In connection with the borrowing, the Company paid $17,500 in loan fees, which are classified as "Unamortized loan fees" and will be expensed over the life of the loan using the straight-line method.

On September 18, 2003, the Company entered into a promissory note payable with Cornell totaling $500,000. The outstanding balance is unsecured, non-interest bearing and due during December 2003. In connection with the borrowing, the Company paid $30,000 in loan fees, which are classified as "Unamortized loan fees" and was expensed over the life of the loan using the straight-line method. At December 31, 2003 the outstanding balance has been satisfied in full and the loan fees have been amortized in full.

On October 29, 2003, the Company entered into a promissory note payable with Cornell totaling $400,000. The outstanding balance totaling $200,000 as of December 31, 2003 is unsecured, non-interest bearing and due during January 2004. In connection with the borrowing, the Company paid $24,000 in loan fees, which are classified as "Unamortized loan fees" and will be expensed over the life of the loan using the straight-line method.

On December 9, 2003, the Company entered into a promissory note payable with Cornell totaling $300,000. The outstanding balance totaling $300,000 as of December 31, 2003 is unsecured, non-interest bearing and due during February 2004. In connection with the borrowing, the Company paid $18,000 in loan fees, which are classified as "Unamortized loan fees" and will be expensed over the life of the loan using the straight-line method.

On September 22, 2003, the Company entered into an operating lease for two Lear Jet 35A aircraft for its Alaska air ambulance service contract (see Note 10). The lease term is eighteen months with an option to renew for an additional six months. The lease payments consist of a base lease amount, engine reserve hourly charges and an over limit hourly charge. Under the terms of the lease, payments of the base lease amount for the fiscal year ended June 30, 2004 will be $280,000 and payments for the fiscal year ended June 30, 2005 will be $224,000. A deposit of $84,000 and an MSP reserve of $22,000 have been paid to the lessor and will be returned to the Company at the end of the lease term.

On September 29, 2003, the Company entered into a capital lease for a Cessna Citation II aircraft for its Alaska air ambulance service contract (see Note
10). The term of the lease is twelve months. The obligation to the lessor has been recorded as current note payable. The Company is obligated to purchase the aircraft at the end of the lease term for $1,898,863 and the monthly payment is $20,000.

On August 11, 2003, the Company entered into a capital lease for a Cessna Citation III aircraft for its Florida charter service. The term of the lease is seven months. The obligation to the lessor has been recorded as current note payable. The Company is obligated to purchase the aircraft at the end of the lease term for $3,150,000 and the monthly payment is $100,000.

FlyJets.Biz, Inc., a wholly owned subsidiary of the Company, leased a hangar and offices at Sarasota/Bradenton International Airport commencing May 1, 2003 for a 36 month term. Additionally, FlyJets.Biz, Inc. leased an additional hangar at the same location commencing July 1, 2003 for a 36 month term. Lease payments for the fiscal years ended June 30, 2004, 2005 and 2006 are $134,190, $134,190 and $125,670, respectively.

NOTE 9 - CAPITAL STOCK

During July 2003, the Company cancelled 10,000,000 treasury shares of the Company's common stock.

Pursuant to the Merger between Carcorp USA and Elite Flight Solutions, Inc., 23,502,066 shares of common stock were issued on June 2, 2003 to the pre-merger shareholders of Elite. On December 3, 2003, pursuant to the terms of the Merger, these shareholders received an additional 82,257,231 shares of the Company's common stock, subsequent to an increase in the authorized number of shares of common stock of the Company.

NOTE 10 - CONTRACT

On July 31, 2003, the Company created America Air Networks Alaska, Inc. ("American Alaska"), a consolidated subsidiary, in order to form a joint venture with America Air Networks, Inc. of Missouri ("American"). American has assigned to American Alaska a five-year contract to provide air ambulance services to the Yukon-Kuskokwim Health Corporation ("YHKC"), commencing September 29, 2003. YHKC is a tribal consortium of 58 federally recognized tribes that contracts with the federal government pursuant to the Indian Self-Determination and Education Assistance Act, 25 U.S.C. 450, et seq., to provide health care and related services to Alaska Natives.

NOTE 11 - LEGAL PROCEEDINGS

On October 3, 2003, the Company received a demand letter claiming that the use of the name Elite Flight Solutions infringed on the trade name "Flight Solutions." The Company has been in settlement negotiations with the trademark holder, Flight Solutions, Inc., which involves the Company changing its corporate and trade names over a period of time. The Company is currently reviewing the settlement documents relating to this settlement proposal. There is no payment required by the Company to the Claimant under the current settlement proposal, except a nominal amount for the attorney's fees of the claimant relating to the preparation of the settlement documents. No lawsuit has been filed to date. The Company shall not change its corporate name without appropriate shareholder approval.

NOTE 12 - SUBSEQUENT EVENTS

During January 2004, the Company entered into a convertible debenture with Cornell totaling $890,000 secured by all of the Company's assets. Upon closing, the Company paid $89,000 in loan fees which will be capitalized and reflected as part of "Unamortized loan fees" and expensed over the life of the debenture using the straight-line method.

During January 2004, the Company converted $100,000 of the Compensation Debenture into 2,846,569 shares of the Company's common stock.

During February 2004, the Company converted $200,000 of the Compensation Debenture into 5,982,142 shares of the Company's common stock.

During January 2004, the Company satisfied $300,000 of principal on a promissory note.

During February 2004, the Company satisfied $200,000 of principal and $5,381 of interest on a promissory note.

During January 2004, the Company made advances under the Equity Line of Credit totaling $300,000, issuing 7,637,098 shares of the Company's common stock to Cornell.

During February 2004, the Company made advances under the Equity Line of Credit totaling $205,381, issuing 6,138,475 shares of the Company's common stock to Cornell.

On February 12, 2004, the Company accepted the resignation of Gregory Love as President and Director. Serving as the Company's interim president will be Michelle Mathis, currently a director of the Company.

                          ELITE FLIGHT SOLUTIONS, INC.
                        FORMERLY CARCORP USA CORPORATION

                        CONSOLIDATED FINANCIAL STATEMENTS

                                  JUNE 30, 2003

        (WITH REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS THEREON)

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


To the Stockholders and Board of Directors
Elite Flight Solutions, Inc.
Formerly Carcorp USA Corporation
Sarasota, Florida


         We have audited the accompanying consolidated balance sheet of Elite Flight Solutions, Inc., formerly Carcorp USA Corporation, as of June 30, 2003, and the related consolidated statements of operations, stockholders' deficit and cash flows for the period from November 1, 2002 (Inception) through June 30, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

         We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Elite Flight Solutions, Inc., formerly Carcorp USA Corporation, as of June 30, 2003, and the results of its operations and cash flows for the period from November 1, 2002 (Inception) through June 30, 2003 in conformity with accounting principles generally accepted in the United States of America.




/s/ L.L. Bradford & Company, LLC

L.L. Bradford & Company, LLC Las Vegas, Nevada
July 17, 2003

                          ELITE FLIGHT SOLUTIONS, INC.
                        FORMERLY CARCORP USA CORPORATION
                           CONSOLIDATED BALANCE SHEET
                                 JUNE 30, 2003

                                     ASSETS

Current assets
         Cash                                                      $    227,772
         Accounts receivable,net of allowance
                for doubtful accounts                                    40,196
                                                                  --------------
                Total current assets                                    267,968

Fixed assets
         Office equipment                                                20,635
         Office furniture                                                 5,198
                                                                  --------------
                                                                         25,833
         Less:  accumulated depreciation                                    492
                                                                  --------------
                                                                         25,341

Other Assets                                                             76,540
                                                                  --------------

        Total assets                                               $    369,849
                                                                  ==============


                     LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities
        Accounts payable                                           $    113,343
        Accrued expenses and other current liabilities                    9,529
        Loans payable                                                   112,432
        Stockholder loan payable                                         30,000
                                                                  --------------
                Total current liabilities                               265,304

Long-term liability
        Convertible compensation debenture                              590,000
        Convertible debenture                                           250,000
                                                                  --------------
                                                                      1,105,304

Commitments and contingencies                                                 -

Stockholders' deficit
        Preferred stock; $0.001 par value; 10,000,000 shares                  -
                 authorized, no shares issued an outstanding
        Common stock; $.001 par value, 100,000,000
                 shares authorized, 48,253,009
                 shares issued and 38,253,009 shares outstanding         38,253
        Additional paid-in capital                                      711,876
        Loan fees related to equity line of credit                     (590,000)
        Treasury stock                                                  (10,000)
        Accumulated deficit                                            (885,584)
                                                                   -------------
                 Total stockholders' deficit                           (735,455)
                                                                   -------------
        Total liabilities and stockholders' deficit                $    369,849
                                                                   =============

          See Accompanying Notes to Consolidated Financial Statements

                          ELITE FLIGHT SOLUTIONS, INC.
                        FORMERLY CARCORP USA CORPORATION
                      CONSOLIDATED STATEMENT OF OPERATIONS
     FOR THE PERIOD FROM NOVEMBER 1, 2002 (INCEPTION) THROUGH JUNE 30, 2003



Revenues                                                        $       169,358

Cost of revenues                                                        166,422
                                                                ----------------

Gross profit                                                              2,936

Operating expenses
        General administrative                                          878,504
        Selling expenses                                                  8,417
                                                                ----------------

                Total operating expenses                                886,921
                                                                ----------------

Loss from operations                                                   (883,985)

Other expense                                                             1,599
                                                                ----------------

Loss before provision for income taxes                                 (885,584)

Other expense
        Interest expense                                                      -
                                                                ----------------

Net loss                                                        $      (885,584)
                                                                ================

Loss per common share - basic and diluted                       $         (0.04)
                                                                ================

Weighted average common shares outstanding -
        Basic and diluted                                            24,782,114
                                                                ================

          See Accompanying Notes to Consolidated Financial Statements

                                                    ELITE FLIGHT SOLUTIONS, INC.
                                                  FORMERLY CARCORP USA CORPORATION
                                         CONSOLIDATED STATEMENT OF STOCKHOLDERS' DEFICIT
                               FOR THE PERIOD FROM NOVEMBER 1, 2002 (INCEPTION) THROUGH JUNE 30, 2003



                                               Common Stock                    Loan Fees
                                          ---------------------  Additional    Related to                                 Total
                                                                  Paid-in     Equity Line    Treasury   Accumulated   Stockholders'
                                            Shares     Amount     Capital      of Credit      Stock       Deficit        Deficit
                                         ----------- ---------- ------------ -------------  ---------- ------------- --------------

Balance at November 1, 2002 (Inception)           -   $      -   $        -   $         -    $      -   $         -   $          -


Issuance of common stock to founders
 for services                             23,502,066     23,502      160,548            -           -             -        184,050


Issuance of common stock and receipt      11,751,033     11,751       (1,751)           -     (10,000)            -              -
 of treasury stock through merger
 with Carcorp USA, Corporation


Issuance of common stock for services      3,000,000      3,000      552,000            -           -             -        555,000


Deemed interest expense related to                -          -         1,079            -           -             -          1,079
 conversion feature of convertible
 debenture


Loan fees related to Equity Line                  -          -            -      (590,000)                                (590,000)
 of Credit


Net Loss                                          -          -            -             -           -      (885,584)      (885,584)
                                         ----------- ---------- ------------ -------------  ---------- ------------- --------------


Balance, June 30, 2003                   38,253,099   $ 38,253   $  711,876   $  (590,000)   $(10,000)  $  (885,584)  $   (735,455)
                                         =========== ========== ============ =============  ========== ============= ==============




           See Accompanying Notes to Consolidated Financial Statements

                          ELITE FLIGHT SOLUTIONS, INC.
                        FORMERLY CARCORP USA CORPORATION
                      CONSOLIDATED STATEMENT OF CASH FLOWS
     FOR THE PERIOD FROM NOVEMBER 1, 2002 (INCEPTION) THROUGH JUNE 30, 2003


Cash flows from operating activities:
        Net loss                                                $      (855,584)
        Adjustments to reconcile net loss to
        net cash used by operating activities:
                Depreciation and amortization                               992
                Deemed interest expense                                   1,079
                Stock issued for services                               739,050
        Changes in operating assets and liabilities:
                Increase in accounts receivable                         (40,196)
                Increase in other assets                                (77,040)
                Increase in accounts payable                            113,343
                Increase in accrued expenses and other
                        current liabilities                               9,529
                                                                ----------------

                        Net cash used by operating activities          (138,827)

Cash flows from investing activities:
                Purchase of fixed assets                                (25,833)
                                                                ----------------

                Net cash used by investing activities                   (25,833)
                                                                ----------------
Cash flows from financing activities:
        Proceeds from loans payable                                     144,000
        Principal payments on loans payable                             (31,568)
        Proceeds from stockholder loans payable                          30,000
        Proceeds from convertible debenture                             250,000
                                                                ----------------

                Net cash provided by financing activities               392,432

Net increase in cash                                                    227,772

Cash, at beginning of period                                                  -
                                                                ----------------
Cash, at end of period                                          $       227,772
                                                                ================

Supplemental disclosure of financing activities:
        Cash during the period for:
                Income taxes paid                               $             -
                                                                ================
                Interest                                        $             -
                                                                ================

Supplemental disclosure of financing activities:
        Issuance of Convertible Compensation Debenture
                in exchange for Loan fees related to equity
                line of credit                                  $       590,000
                                                                ================

          See Accompanying Notes to Consolidated Financial Statements

                          ELITE FLIGHT SOLUTIONS, INC.
                        FORMERLY CARCORP USA CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION - Elite Flight Solutions, Inc., formerly Carcorp USA Corporation ("Carcorp"), was incorporated in the state of Delaware on February 4, 1999 as Hydrox Sales Corp. Pursuant to an agreement dated January 26, 2001, and amended on November 8, 2001, Carcorp acquired Carcorp USA, Inc. ("Carcorp Inc."), a Florida corporation in a transaction accounted for as a reverse merger. Carcorp issued 15,000,000 shares of its common stock for all of the issued and outstanding common stock of Carcorp Inc. In December 2002, Carcorp Inc. lost the only funding source with Citicapital, formerly European American Bank ("Citi"), for it's vehicle leasing activities and was unable to obtain any other funding sources. Furthermore, Citi confiscated all leased vehicles returned to and/or repossessed by Carcorp, which was financed by Citi. As a result of the foregoing factors, Carcorp discontinued its vehicle leasing activities as of December 31, 2002. As a result of the discontinued operations of the Carcorp's vehicle leasing activities, Carcorp's only activity was maintaining its corporate affairs. On May 30, 2003, Carcorp sold the remaining net assets and liabilities to its Chief Executive Officer and majority stockholder in exchange for 10,000,000 shares of common stock in Carcorp, which he owned. The 10,000,000 shares of common have been recorded as treasury stock at par value totaling $10,000 until the shares are cancelled.

Pursuant to an agreement dated February 4, 2003, and amended on May 30, 2003, Carcorp, a non-operating public shell company with no operations, nominal net assets, 21,751,033 shares of common stock issued, 11,751,033 shares of common stock outstanding and 10,000,000 shares of treasury stock, merged with Elite Flight Solutions, Inc. ("Elite"), a privately-held operating Nevada corporation, in a transaction accounted for as a reverse merger. In order for Elite to properly account for the issued and outstanding shares of common stock, Elite was subject to a 1-for-7.83 reverse stock split contemporaneously with the merger. Accordingly, the accompanying consolidated financial statements have been retroactively restated to reflect the 1-for-7.83 reverse stock split as if such reverse stock split occurred as of Elite's date of inception. Carcorp issued 23,502,066 shares of its common stock for all of the issued and outstanding common stock of Elite and another 82,257,231 shares will be issued subsequent to an increase in the authorized common stock pursuant to an amendment to the certificate of incorporation. As a result, Elite's former stockholders exercised control over Carcorp. The accounting for the merger is identical to that resulting from a reverse merger, except no goodwill or other intangible assets are recorded. Accordingly, these financial statements are the historical financial statements of Elite (hereafter referred to as the "Company").

On March 5, 2003, the Company formed a wholly owned subsidiary, FlyJets.biz, Inc. ("FlyJets") (a Nevada Corporation). The results of operations have been included in the financial results of the Company. Elite and its wholly owned subsidiary, FlyJets.biz, Inc. provide aircraft leasing, charter and related services.

On May 30, 2003, the Company filed a certificate of merger in both Nevada and Delaware whereby the named surviving corporation is Carcorp USA Corporation, a Delaware corporation.

On June 25, 2003, a Certificate of Amendment to the Articles of Incorporation changed the name of the Company to Elite Flight Solutions, Inc.

PRINCIPLES OF CONSOLIDATION - The consolidated financial statements include the accounts of the Company and its subsidiary, FlyJets.biz, Inc., which is wholly-owned. Significant intercompany accounts and transactions have been eliminated in consolidation.

DEFINITION OF FISCAL YEAR - The Company's fiscal year end is June 30.

USE OF ESTIMATES - The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the period presented. Actual results could differ from those estimates.

REVENUE RECOGNITION - Revenue from charters of airplanes are recognized as performed based on contractual charter rates.

FIXED ASSETS - Fixed assets are stated at cost less accumulated depreciation. Depreciation is provided principally on the straight-line method over the estimated useful lives of the assets, which are generally 5 to 7 years. The amounts of depreciation provided are sufficient to charge the cost of the related assets to operations over their estimated useful lives. The cost of repairs and maintenance is charged to expense as incurred. Expenditures for property betterments and renewals are capitalized. Upon sale or other disposition of a depreciable property, cost and accumulated depreciation are removed from the accounts and any gain or loss is reflected in other income.

The Company periodically evaluates whether events and circumstances have occurred that may warrant revision of the estimated useful life of fixed assets or whether the remaining balance of fixed assets should be evaluated for possible impairment. The Company uses an estimate of the related undiscounted cash flows over the remaining life of the fixed assets in measuring their recoverability.

ADVERTISING COSTS - The Company recognizes advertising expenses in accordance with Statement of Position 93-7 "Reporting on Advertising Costs." Accordingly, the Company expenses the costs of producing advertisements at the time production occurs, and expenses the costs of communicating advertisements in the period in which the advertising space or airtime is used.

COMPREHENSIVE INCOME - In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 130, "Reporting Comprehensive Income" was issued. SFAS No. 130 establishes standards for the reporting and display of comprehensive income and its components in the financial statements. As of June 30, 2003, the Company has no items that represent comprehensive income and, therefore, has not included a schedule of Comprehensive Income in the accompanying financial statements.

INCOME TAXES - The Company accounts for its income taxes in accordance with SFAS No. 109, which requires recognition of deferred tax assets and liabilities for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the enactment date.

As of June 30 2003, the Company has available net operating loss carryovers of approximately $7,285,000 that will expire in various periods through 2023. Such losses may not be fully deductible due to the significant amounts of non-cash service costs. The Company has established a valuation allowance for the full tax benefit of the operating loss carryovers due to the uncertainty regarding realization.

STOCK-BASED COMPENSATION - The Company applies Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, and Related Interpretations, in accounting for stock options issued to employees. Under APB No. 25, employee compensation cost is recognized when estimated fair value of the underlying stock on date of the grant exceeds exercise price of the stock option. For stock options and warrants issued to non-employees, the Company applies SFAS No. 123, Accounting for Stock-Based Compensation, which requires the recognition of compensation cost based upon the fair value of stock options at the grant date using the Black-Scholes option pricing model.

The Company granted no warrants or options to employees for compensation for the period from November 1, 2002 through June 30, 2003.

In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation-Transition and Disclosure". SFAS No. 148 amends the transition and disclosure provisions of SFAS No. 123. The Company is currently evaluating SFAS No. 148 to determine if it will adopt SFAS No. 123 to account for employee stock options using the fair value method and, if so, when to begin transition to that method.

FAIR VALUE OF FINANCIAL INSTRUMENTS - The carrying amount and estimated fair value of the Company's convertible debenture at June 30, 2003 is as follows:

                                                Carrying           Estimated
                                                 Amount            Fair Value
                                              ------------        ------------
    Convertible debenture                     $    250,000        $   220,000

The estimated fair value of the Company's long-term liability was based on quoted market rates. The carrying values of all other financial instruments approximate their fair value.

NET INCOME (LOSS) PER COMMON SHARE - The Company computes net income (loss) per share in accordance with SFAS No. 128, Earnings per Share and SEC Staff Accounting Bulletin ("SAB") No. 98. Under the provisions of SFAS No. 128 and SAB No. 98, basic net loss per share is computed by dividing the net loss available to common stockholders for the period by the weighted average number of shares of common stock outstanding during the period. The calculation of diluted net loss per share gives effect to common stock equivalents, however, potential common shares are excluded if their effect is antidilutive.

NEW ACCOUNTING PRONOUNCEMENTS - In November 2002, the Financial Accounting Standards Board issued FASB Interpretation No. 45 ("FIN No. 45"), Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others an interpretation of SFAS No. 5, 57, and 107 and rescission of FASB Interpretation No. 34, was issued. FIN No. 45 clarifies the requirements of SFAS No. 5, Accounting for Contingencies, relating to a guarantor's accounting for, and disclosure of, the issuance of certain types of guarantees. The adoption of the provisions of FIN No. 45 did not have a material impact on the Company's results of operations, financial position or cash flows.

Net loss per common share - The Company computes net loss per share in accordance with SFAS No. 128, "Earnings per Share" (SFAS 128) and SEC Staff Accounting Bulletin No. 98 (SAB 98). Under the provisions of SFAS 128 and SAB 98, basic net loss per share is computed by dividing the net loss available to common stockholders for the period by the weighted average number of shares of common stock outstanding during the period. The calculation of diluted net loss per share gives effect to common stock equivalents, however, potential common shares are excluded if their effect is antidilutive. For the period from November 1, 2002 (Inception) through June 30, 2003 no options and warrants were excluded from the computation of diluted earnings per share because their effect would be antidilutive.


NOTE 2 - MERGER


PRO FORMA RESULTS (UNAUDITED)

As discussed in Note 1, Elite Flight Solutions, Inc. merged with Carcorp USA Corporation. Accordingly, the following unaudited pro forma condensed statements of operations are to present the results of operations of the consolidated entities for the year ended June 30, 2003 as though the transaction described in

Note 1 had been effective on July 1, 2002. The pro forma results of operations are based upon assumptions that the Company believes are reasonable and are based on the historical operations of Carcorp USA Corporation and Elite Flight Solutions, Inc. The pro forma statements of operations are presented for informational purposes only and are not necessarily indicative of the results of operations that would have occurred had the business combination been consummated on July 1, 2002.

PRO FORMA RESULTS FOR THE FISCAL YEAR ENDED JUNE 30, 2003:

                                                                   Elite Flight                   Pro Forma     Pro Forma
                                                                    Solutions        Carcorp     Adjustments     Results

Revenues                                                              $   169,358   $         -      $     -  $    169,358

Cost of revenues                                                      $   166,422             -            -       166,422
                                                                      -----------   -----------      -------  ------------

Gross profit                                                          $     2,936             -            -         2,936

Operating expenses                                                    $   886,921     1,625,361            -     2,512,282
                                                                      -----------   -----------      -------  ------------

Loss from operations                                                  $  (883,985)   (1,625,361)           -    (2,509,346)

Other expense                                                         $    (1,599)            -            -        (1,599)
                                                                      -----------   -----------      -------  ------------

Loss before tax provision                                             $  (885,584)   (1,625,361)           -    (2,510,945)

Tax provision                                                                   -             -            -             -
                                                                      -----------   -----------      -------  ------------

Loss from continuing operations                                       $  (885,584)   (1,625,361)           -    (2,510,945)

Loss from discontinued operations                                               -    (7,615,268)           -    (7,615,268)
                                                                      -----------   -----------      -------  ------------

Net loss                                                              $  (885,584)  $(9,240,629)     $     -  $(10,126,213)
                                                                      ===========   ===========      =======  ============

Loss per common share, basic and diluted

Loss from continuing operations                                       $     (0.04)  $   (0.08)       $     -  $     (0.07)
                                                                      ===========   ===========      =======  ============

Loss from discontinued operations                                     $        -    $   (0.39)       $     -  $     (0.22)
                                                                      ===========   ===========      =======  ============

Net loss                                                              $     (0.04)  $   (0.47)       $     -  $     (0.29)
                                                                      ===========   ===========      =======  ============

Weighted average shares used
in per share calculations                                              23,665,281    19,724,184            -    35,414,589
                                                                      ===========   ===========      =======  ============

NOTE 3 - OTHER ASSETS

As of June 30, 2003, other assets totaling $72,280 consists of the following:

Loan fees, net (see Note 6)                                        $   59,500

Deposit related to negotiations to rent office
  space and 2 hangers for operations.  Management
  expects to finalize a rent agreement in August                       12,780

Other assets                                                            4,260
                                                                   ----------
                                                                   $   76,540
                                                                   ==========


NOTE 4 - LOANS PAYABLE

As of June 30, 2003, the Company owes $93,000 and $19,432 to two entities. The loans are unsecured, non-interest bearing and payable on demand.


NOTE 5 - STOCKHOLDER LOAN PAYABLE

As of June 30, 2003, the Company owes $30,000 to a stockholder. The loan is unsecured, non-interest bearing, and payable upon demand.


NOTE 6 - CONVERTIBLE DEBENTURE

As of June 30, 2003, convertible debenture totaling $250,000 consists of a loan agreement with a lender secured by all of the property of the Company. Upon closing, the Company paid $59,500 (net of amortized expense of $500) in loan fees and other expenses which were capitalized and reflected as part of other assets totaling $76,540 and will be expensed over the life of the loan using the straight-line method. The balances bears an interest rate of 5.0% term of the loan is five years, with principal and interest only payments at 5.0%, with principal and interest due June 2008. The lender has the option of converting this loan to common stock, at the lower of a) twenty -five cents ($0.25), or b) 80% of the lowest closing bid price of the common stock for the five trading days immediately preceding the conversion date.

Due to the conversion feature of the debt and the Company's historical range of common stock prices, the Company recorded deemed interest totaling $1,079.


NOTE 7 - EQUITY LINE OF CREDIT

In June 2003, the Company entered into a Regulation D Common Stock Private Equity Line of Credit Agreement ("Credit Agreement") with Cornell Capital Partners, LP ("Cornell"). The Credit Agreement entitles the Company to draw funds up to $10,000,000 from issuance of its common stock for an amount equal to 95% of the market value at the time of each draw request, expiring June 2005, subject to certain terms and conditions. Additionally, the Credit Agreement requires the Company to pay Cornell a commitment fee in the amount of $590,000 to be paid by the issuance of a Convertible Compensation Debenture, as discussed in Note 8. Furthermore, the Company is required to file a registration statement on Form SB-2 with the Securities and Exchange Commission for the registration of common stock for future issuance related to the Subscription Agreement.


NOTE 8 - CONVERTIBLE COMPENSATION DEBENTURE

In June 2003, pursuant to the Credit Agreement, as discussed in Note 7, the Company entered into a Convertible Compensation Debenture ("Debenture") with Cornell totaling $590,000. The balance is unsecured, bears an interest rate of 5.0%, with principal and interest due June 2006. Additionally, Cornell is entitled to convert all or part of the principal and interest balance of the Debenture into the Company's common stock equal to the lowest closing bid price for the three trading days immediately preceding the conversion date. The

Company has accounted for this transaction as a long-term liability and "Loan fees related to equity line of credit" which will be amortized over the life of the Credit Agreement.


NOTE 9 - COMMITMENTS AND CONTINGENCIES

SUBLEASED FACILITY - The Company operates from a subleased facility under a noncancellable operating lease. The Agreement calls for a monthly base rent of approximately $1,000 through December 31, 2003. As of June 30, 2003, total rent expense for the leased facility approximated $3,100.

Future minimum rental payments through December 31, 2003 required under the operating lease for the office facility is $5,831.

SECURITIES PURCHASE AGREEMENT - During June 2003, the Company entered into a Securities Purchase Agreement ("the Agreement") with an investor whereby the investor agreed to purchase $250,000 of convertible debentures upon execution of the agreement. Additionally the investor will purchase two more convertible debentures, each at $125,000 upon the filing and acceptance of a registration statement by the SEC. As of June 30, 2003, the $250,000 convertible debenture was purchased and recorded by the Company as a convertible debenture (see Note
6).

Contemporaneously, the Company entered into an Equity Line of Credit Agreement ("ELC") with the investor whereby the investor agreed to purchase up to $10,000,000 of the Company's common stock. The Company may request advances upon completion and acceptance of the registration statement.


NOTE 10 - INCOME TAXES

The Company did not record any current or deferred income tax provision or benefit for any of the period presented due to net losses and nominal differences.

The Company has provided a full valuation allowance on the deferred tax asset, consisting primarily of net operating losses, because of uncertainty regarding its realizability.

As of June 30, 2003, the Company had a net operating loss carry forward of approximately $7,285,000 for federal income tax purposes to offset future taxable income, if any. Utilization of the net operating loss carry forward, which will expire in various periods through 2022, may be subject to certain limitations under Section 382 of the Internal Revenue Code of 1986, as amended, and other limitations under state and foreign tax laws. To the extent that net operating losses of approximately $7,285,000, when realized, relate to stock options and warrants, the resulting benefits will be credited to stockholders' deficit.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. As of June 30, 2003, significant components of the Company's deferred tax assets are approximately as follows:

Net operating loss                                                $  2,477,049
Stock based compensation                                               792,557
                                                                  ------------
Total deferred tax assets                                            3,269,606
Valuation allowance for deferred tax assets                          3,269,606
                                                                  ------------
Net deferred tax assets                                           $          -
                                                                  ============


NOTE 11 - SUBSEQUENT EVENT

During July 2003, the Company cancelled 10,000,000 treasury shares of the Company's common stock received during the reverse merger, as discussed in Note 1.

WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR OTHER PERSON TO PROVIDE ANY INFORMATION OR MAKE ANY REPRESENTATIONS ABOUT ELITE FLIGHT SOLUTIONS, INC. EXCEPT THE INFORMATION OR REPRESENTATIONS CONTAINED IN THIS PROSPECTUS. YOU SHOULD NOT RELY ON ANY ADDITIONAL INFORMATION OR REPRESENTATIONS IF MADE.

                             -----------------------

                                                                                -----------------------

This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy any securities:

                                                                                       PROSPECTUS

     |_| except the common stock offered by this
         prospectus;                                                             ---------------------

     |_| in any jurisdiction in which the offer or solicitation is not authorized;

     |_| in any jurisdiction where the dealer or other                     712,567,271 SHARES OF COMMON STOCK
         salesperson is not qualified to make the offer
         or solicitation;

     |_| to any person to whom it is unlawful to make the                     ELITE FLIGHT SOLUTIONS, INC.
         offer or solicitation; or

     |_| to any person who is not a United States resident or who is outside the jurisdiction of the United States.

The delivery of this prospectus or any accompanying sale                          ______________, 2004
does not imply that:

     |_| there have been no changes in the affairs of Elite Flight Solutions after the date of this prospectus; or

     |_| the information contained in this prospectus is correct after the date of this prospectus.


                             -----------------------

Until _________, 2004, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Our Articles of Incorporation include an indemnification provision under which we have agreed to indemnify directors and officers of Elite Flight from and against certain claims arising from or related to future acts or omissions as a director or officer of Elite Flight. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Elite Flight pursuant to the foregoing, or otherwise, Elite Flight has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth estimated expenses expected to be incurred in connection with the issuance and distribution of the securities being registered. Elite Flight will pay all expenses in connection with this offering.

         Securities and Exchange Commission Registration Fee    $      1,786.47
         Printing and Engraving Expenses                        $      2,500.00
         Accounting Fees and Expenses                           $     15,000.00
         Legal Fees and Expenses                                $     50,000.00
         Miscellaneous                                          $     15,713.53

         TOTAL                                                  $     85,000.00


SALES OF UNREGISTERED SECURITIES

         During 2002 and through April 22, 2004, Elite Flight had the following unregistered issuances of securities:

         Pursuant to the Merger  between  Carcorp and Elite  Flights  23,502,066 shares of common stock were issued on June 2, 2003 to the pre-merger shareholders of Elite Flights. Pursuant to the terms of the Merger, these shareholders received an additional 82,257,231 shares of Elite Flight's common stock subsequent to an increase in the authorized number of shares of common stock of Elite Flight.

         In June 2003, Cornell Capital Partners entered into a securities purchase agreement with Elite Flight under which Cornell Capital Partners agreed to purchase the total amount of $500,000 secured convertible debentures. Cornell Capital Partners purchased $250,000 of convertible debentures on June 9, 2003, and purchased $250,000 of secured convertible debentures on September 8, 2003. The debentures were convertible at the holder's option any time up to maturity at a conversion price equal to the lower of (i) $0.25 or (ii) 80% of the lowest closing bid price of the common stock for the five trading days immediately preceding the conversion date. The debentures were secured by all of the assets of Elite Flight. The debentures have a five-year term and accrue interest at 5% per year. At maturity, Cornell Capital Partners received a 10% discount from the purchase price of the secured convertible debentures. Cornell Capital Partners purchased the secured convertible debentures from Elite Flight in a private placement. During the six month period ended December 31, 2003, Cornell Capital Partners converted $500,000 of the debentures into 4,716,088 shares of the Company's common stock.

         On June 9, 2003, Elite Flight entered into an Equity Line of Credit with Cornell Capital Partners. Pursuant to the Equity Line of Credit, we may, at our discretion, periodically sell to Cornell Capital Partners shares of common stock for a total purchase price of up to $10.0 million. For each share of common stock purchased under the Equity Line of Credit, Cornell Capital Partners will pay Elite Flight 95% of, or a 5% discount to, the lowest closing bid price of our common stock on the Over-the-Counter Bulletin Board or other principal market on which our common stock is traded for the five days immediately following the notice date. Further, Cornell Capital Partners will retain 6% of each advance under the Equity Line of Credit. In connection with the Equity Line of Credit, Cornell Capital Partners received a one-time commitment fee in the form of a compensation debenture in the face amount of $590,000 on June 9, 2003. On August 28, 2003, Elite Flight filed a registration statement registering 78,675,000 shares of common stock in connection with the secured convertible debentures and the Equity Line of Credit, among other shares. On September 16, 2003, the SEC declared the registration statement effective. On August 28, 2003, Elite Flight filed a registration statement registering 60,000,000 shares of common stock in connection with the Equity Line of Credit, among other shares. On September 16, 2003, the SEC declared the registration statement effective. Through April 22, 2004, Elite Flight has made advances totaling $1,924,462.46, issuing 60,000,000 shares of its common stock. Subsequent to December 31, 2003 through February 17, 2004, the Company has made advances totaling $505,381, issuing 13,775,573 shares of common stock, into 3,433,722 shares of common stock. Subsequent to December 31, 2003 through February 17, 2004, Cornell Capital Partners converted the remaining $300,000 of compensation debentures into 8,828,711 shares of common stock. Pursuant to a request received from the SEC, the Company filed a Post Effective Amendment to its SB-2 Registration Statement after the Company completed the increase in the authorized shares of Elite Flight's common stock. Pursuant to a request received from the SEC, the Company filed a Post Effective Amendment to its SB-2 Registration Statement after the Company completed the increase in the authorized shares of Elite Flight's common stock.

         On January 26, 2004, Cornell Capital Partners purchased $890,000 of secured convertible debentures from the Company. The debentures are convertible at the holder's option any time up to maturity at a conversion price equal to the lower of (i) an amount equal to 120% of the volume weighted average price of the Company's common stock on January 26, 2004; or (ii) 80% of the lowest daily volume weighted average price of the common stock for the five trading days immediately preceding the conversion date. The debentures are secured by all of the assets of Elite Flight. The debentures have a two-year term and accrue interest at 5% per year. At maturity, Elite Flight has the option to either pay the holder the outstanding principal balance and accrued interest or to convert the debentures into shares of common stock at a conversion price equal to the lower of (i) an amount equal to 120% of the volume weighted average price of the Company's common stock on January 26, 2004; or (ii) 80% of the lowest daily volume weighted average price of the common stock for the five trading days immediately preceding the conversion date. Cornell Capital Partners received a 10% discount from the purchase price of the secured convertible debentures. Cornell Capital Partners purchased the secured convertible debentures from Elite Flight in a private placement.


EXHIBITS

EXHIBIT NO.         DESCRIPTION                                          LOCATION
-----------         -----------                                          --------
3.1                 Certificate of Incorporation, as amended             Incorporated by reference to Exhibit 3.1 to
                                                                         Form SB-2 filed with the SEC on August 28, 2003

3.2                 Bylaws                                               Incorporated by reference to Exhibit 3.2 to
                                                                         Form SB-2 filed with the SEC on August 28, 2003

3.3                 Certificate of Incorporation for FlyJets.Biz         Incorporated by reference to Exhibit 3.3 to
                                                                         Form SB-2 filed with the SEC on August 28, 2003

3.4                 Bylaws of FlyJets.Biz                                Incorporated by reference to Exhibit 3.4 to
                                                                         Form SB-2 filed with the SEC on August 28, 2003

3.5                 Certificate of Incorporation for Air America         Incorporated by reference to Exhibit 3.5 to
                                                                         Form SB-2 filed with the SEC on August 28, 2003

3.6                 Bylaws of Networks Alaska, Inc.                      Incorporated by reference to Exhibit 3.6 to
                                                                         Form SB-2 filed with the SEC on August 28, 2003

3.7                 Amendment to Certificate of Incorporation            Incorporated by reference to Exhibit 3.7 to Form
                                                                         10-QSB filed with the SEC on February 18, 2004

5.1                 Opinion of Kirkpatrick & Lockhart re: Legality       Provided herewith

10.1                Lease                                                Incorporated by reference to Exhibit 10.1 to
                                                                         Form SB-2 filed with the SEC on August 28, 2003

10.2                Lease (Alaska)                                       Incorporated by reference to Exhibit 10.2 to
                                                                         Form SB-2 filed with the SEC on August 28, 2003


EXHIBIT NO.         DESCRIPTION                                          LOCATION
-----------         -----------                                          --------
10.3                Aircraft Lease between Southwest Cartage, Inc. and   Incorporated by reference to Exhibit 10.3 to
                    registrant                                           Form SB-2 filed with the SEC on August 28, 2003

10.4                Aircraft Lease Agreement between America Air         Incorporated by reference to Exhibit 10.4 to
                    Network Alaska, Inc. and CIT Group Equipment         Form SB-2 filed with the SEC on August 28, 2003
                    Financing, Inc.

10.5                Air Ambulance Services Agreement dated July 30,      Incorporated by reference to Exhibit 10.5 to
                    2003 between Yukon-Kuskokwim Health Corporation      Form SB-2 filed with the SEC on August 28, 2003
                    and American Air Network, Inc.

10.6                Assignment Agreement dated July 30, 2003 between     Incorporated by reference to Exhibit 10.6 to
                    Yukon-Kuskokwim Health Corporation, American Air     Form SB-2 filed with the SEC on August 28, 2003
                    Network, Inc. and American Air Network Alaska, Inc.

10.7                Agreement between American Air Network, Inc. and     Incorporated by reference to Exhibit 10.7 to
                    registrant                                           Form SB-2 filed with the SEC on August 28, 2003

10.8                Aircraft Lease dated September 29, 2003 between      Incorporated by reference to Exhibit 10.8 to
                    Delta Romeo, Inc., American Air Network Alaska,      Form 10-QSB filed with the SEC on November 14,
                    Inc. and Elite Flight Solutions, Inc.                2003

23.1                Consent of Kirkpatrick & Lockhart                    Incorporated by reference to Exhibit 5.1

23.2                Independent Auditors' Consent                        Provided herewith

99.1                Share Exchange Agreement, dated February 4, 2003,    Incorporated by reference to Exhibit 99.1 to
                    by and among Carcorp USA Corporation, Elite Flight   Form 8-K filed with the SEC on June 6, 2003
                    Solutions, Inc. and the shareholders of Elite
                    Flight Solutions, Inc.

99.2                Amendment to Share Exchange Agreement, dated May     Incorporated by reference to Exhibit 99.2 to
                    30, 2003 by and among Carcorp USA Corporation,       Form 8-K filed with the SEC on June 6, 2003
                    Elite Flight Solutions, Inc. and the shareholders
                    of Elite Flight Solutions, Inc.

99.3                Plan of Merger, dated May 30, 2003 by and between    Incorporated by reference to Exhibit 99.2 to
                    Carcorp USA Corporation and Elite Flight             Form 8-K filed with the SEC on June 6, 2003
                    Solutions, Inc.

99.4                Equity Line of Credit Agreement dated June 9, 2003   Incorporated by reference to Exhibit 99.4 to
                    between the Registrant and Cornell Capital           Form SB-2 filed with the SEC on August 28, 2003
                    Partners LP

99.5                Registration Rights Agreement dated June 9, 2003     Incorporated by reference to Exhibit 99.5 to
                    between the Registrant and Cornell Capital           Form SB-2 filed with the SEC on August 28, 2003
                    Partners, LP

99.6                Escrow Agreement dated June 9, 2003 among the        Incorporated by reference to Exhibit 99.6 to
                    Registrant, Cornell Capital Partners, LP, Butler     Form SB-2 filed with the SEC on August 28, 2003
                    Gonzalez, LLP

99.7                Securities Purchase Agreement dated June 9, 2003     Incorporated by reference to Exhibit 99.7 to
                    among the Registrant and the Buyers                  Form SB-2 filed with the SEC on August 28, 2003


EXHIBIT NO.         DESCRIPTION                                          LOCATION
-----------         -----------                                          --------
99.8                Escrow Agreement dated June 9, 2003 among the        Incorporated by reference to Exhibit 99.8 to
                    Registrant, the Buyers, and Butler Gonzalez, LLP     Form SB-2 filed with the SEC on August 28, 2003

99.9                Debenture  dated June 9, 2003  between the           Incorporated  by reference to Exhibit 99.9 to
                    Registrant and Cornell  Capital Partners LP          Form SB-2 filed with the SEC on August 28, 2003

99.10               Compensation Debenture dated June 9, 2003 between    Incorporated by reference to Exhibit 99.10 to
                    the Registrant and Cornell Capital Partners LP       Form SB-2 filed with the SEC on August 28, 2003

99.11               Investor Registration Rights Agreement dated June    Incorporated by reference to Exhibit 99.11 to
                    9, 2003 between the Registrant and the Investors     Form SB-2 filed with the SEC on August 28, 2003

99.12               Placement Agent Agreement dated June 9, 2003 among   Incorporated by reference to Exhibit 99.12 to
                    the Registrant, Katalyst Securities, LLC and         Form SB-2 filed with the SEC on August 28, 2003
                    Cornell Capital Partners LP

99.13               $250,000 Debenture dated September 8, 2003 between   Incorporated by reference to Exhibit 99.13 to
                    Registrant and Cornell Capital Partners, L.P.        Form 10-KSB filed with the SEC on September 29,
                                                                         2003

99.14               $175,000 Secured Promissory Note dated September     Incorporated by reference to Exhibit 99.14 to
                    8, 2003 between Registrant and Cornell Capital       Form 10-KSB filed with the SEC on September 29,
                    Partners, L.P.                                       2003

99.15               $500,000 Promissory Note dated September 18, 2003    Incorporated by reference to Exhibit 99.15 to
                    between Registrant and Cornell Capital Partners,     Form 10-KSB filed with the SEC on September 29,
                    L.P.                                                 2003

99.16               $400,000 Promissory Note dated October 29, 2003      Incorporated by reference to Exhibit 99.16 to
                    between Registrant and Cornell Capital Partners,     Form 10-KSB filed with the SEC on February 18,
                    L.P.                                                 2004

99.17               $300,000 Promissory Note dated December 9, 2003      Incorporated by reference to Exhibit 99.17 to
                    between Registrant and Cornell Capital Partners,     Form 10-KSB filed with the SEC on February 18,
                    L.P.                                                 2004

99.18               $890,000 Debenture dated January 26, 2004 between    Incorporated by reference to Exhibit 99.18 to
                    Registrant and Cornell Capital Partners, L.P.        Form 10-KSB filed with the SEC on February 18,
                                                                         2004

99.19               Amended and Restated $890,000 Secured Debenture      Provided herewith
                    Between Registrant and Cornell Capital Partners, LP

99.20               Consulting Agreement dated April 15, 2004, between   Provided herewith
                    Funding Enterprises, Inc. and Elite Flight
                    Solutions, Inc.

UNDERTAKINGS

      The undersigned registrant hereby undertakes:

            (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                  (i) Include any prospectus required by Sections 10(a)(3) of the Securities Act of 1933 (the "Act");

                  (ii) Reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

                  (iii) Include any additional or changed material information on the plan of distribution;

            (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities that remain unsold at the end of the offering.

      Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on our behalf by the undersigned, on April 23, 2004.


                               ELITE FLIGHT SOLUTIONS, INC.

April 27, 2004                 By: /s/ Michelle Mathis
                                   --------------------------------------------
                                   Michelle Mathis
                                   President, Chief Executive Officer, Acting
                                   Principal Accounting Officer and Director